UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Under §240.14a-12

SelectQuote, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, of other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0–11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

[●], 2026

Dear SelectQuote Stockholder:

On behalf of the Board of Directors (the “Board”) of SelectQuote, Inc. (“SelectQuote” or the “Company”), you are cordially invited to attend the 2026 Annual Meeting of Stockholders of SelectQuote, Inc., to be held on November 10, 2026, at 9:00 a.m. Central Time (the “2026 Annual Meeting” or the “Annual Meeting”). The 2026 Annual Meeting will be held in virtual format only, via live webcast on the Internet. There will be no in-person meeting. You will be able to attend and participate in the 2026 Annual Meeting online by visiting www.virtualshareholdermeeting.com/SLQT2026, where you will also be able to vote electronically and submit questions in real time.
Only stockholders of record at the close of business on September 18, 2026 are entitled to receive notice of and to vote at the 2026 Annual Meeting. You will need the 16-digit control number identified on your proxy card and in the instructions accompanying your proxy materials to attend the Annual Meeting. For additional logistical information about the 2026 Annual Meeting, please refer to the section of this proxy statement entitled “General Information.”
Your vote is important. Whether or not you plan to attend the 2026 Annual Meeting online, please ensure that your shares are voted by signing and returning a proxy card or by using our online or telephonic voting system. If you attend the 2026 Annual Meeting online, you may vote during the meeting even if you have previously returned a proxy.
Thank you for your ongoing support of and continued interest in SelectQuote.

Sincerely,

Timothy R. Danker
Chief Executive Officer

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

SELECTQUOTE, INC.
6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 10, 2026

The Annual Meeting of Stockholders (the “Annual Meeting”) of SelectQuote, Inc., a Delaware corporation (“SelectQuote” or the “Company”), will be held at the time and place and for the purposes indicated below.

Date and Time: November 10, 2026 at 9:00 a.m., Central Time

Place: Online, via live virtual webcast, at www.virtualshareholdermeeting.com/SLQT2026

Items of Business: At the Annual Meeting, or any adjournment or postponement of the Annual Meeting, we plan to consider and vote upon the proposals listed below.

Proposal No. 1: A proposal to elect three Class I directors named in this proxy statement to serve until the 2029 annual meeting of stockholders or until their successors are duly elected and qualified.

Proposal No. 2: A proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2027.

Proposal No. 3: A proposal, which we refer to as the “say-on-pay proposal,” to approve, by non-binding advisory vote, the compensation of the Company’s named executive officers.

Proposal No. 4: A proposal, which we refer to as the “reverse stock split proposal,” to adopt and approve an amendment to our Sixth Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) to effect (a) a reverse stock split of our outstanding shares of common stock, at a reverse stock split ratio in the range of 1-for-10 to 1-for-20, as determined by our Board of Directors at a later date, and (b) a reduction in the number of authorized shares of our common stock by a corresponding ratio.

Proposal No. 5: A proposal, which we refer to as the “adjournment proposal,” to approve, if necessary, the adjournment of the Annual Meeting to solicit additional proxies in favor of the reverse stock split proposal.

Notwithstanding approval of the reverse stock split proposal by our stockholders, the Board of Directors reserves its right to elect not to proceed with implementing the reverse stock split proposal at any time prior to the date on which the amendment to our Certificate of Incorporation becomes effective pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), if it determines, in its sole discretion, that the reverse stock split proposal is no longer in the best interests of the Company or its stockholders.

The close of business on September 18, 2026 has been fixed as the record date for determining those SelectQuote stockholders entitled to vote at the Annual Meeting (the “Record Date”). Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. The above items of business for the Annual Meeting are more fully described in the proxy statement that accompanies this notice.

Your vote is important. Please read the proxy statement and the instructions on the enclosed proxy card and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

You may revoke your proxy at any time before the vote is taken by delivering to the Company’s Secretary a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the Annual Meeting, in which case your prior proxy would be disregarded.

By Order of the Board of Directors

Daniel A. Boulware
General Counsel and Secretary
Overland Park, Kansas
[●], 2026

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

SELECTQUOTE, INC.
6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211

PROXY STATEMENT

FOR THE ANNUAL MEETING
To Be Held on November 10, 2026

Important Information Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on November 10, 2026:

The Proxy Statement and Notice of Annual Meeting are available at www.proxyvote.com

We are providing these proxy materials in connection with the solicitation by the Board of Directors of SelectQuote, Inc. of proxies to be voted at our Annual Meeting and any adjournment or postponement thereof. The proxies will be used at our Annual Meeting, to be held online via live virtual webcast on November 10, 2026 at 9:00 a.m., Central Time. The proxy materials include our Notice of the Annual Meeting (the “Notice”) and this proxy statement (the “Proxy Statement”). These materials also include the proxy card and postage-paid return envelope or voting instruction form for the Annual Meeting.

This Proxy Statement contains important information regarding our Annual Meeting. It identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures. Our proxy materials are first being made available on or about [●], 2026 to all holders of our common stock, par value $0.01 per share, entitled to vote at the Annual Meeting.

In this Proxy Statement, the terms “SelectQuote,” “the Company,” “we,” “us” and “our” refer to SelectQuote, Inc., a Delaware corporation. The mailing address of our principal executive offices is: SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to consider and vote on the following proposals:

Proposal No. 1: A proposal to elect three Class I directors named in this proxy statement to serve until the 2029 annual meeting of stockholders or until their successors are duly elected and qualified.

Proposal No. 2: A proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2027.

Proposal No. 3: A proposal, which we refer to as the “say-on-pay proposal,” to approve, by non-binding advisory vote, the compensation of the Company’s named executive officers.

Proposal No. 4: A proposal, which we refer to as the “reverse stock split proposal,” to adopt and approve an amendment to our Sixth Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) to effect (a) a reverse stock split of our outstanding shares of common stock, at a reverse stock split ratio in the range of 1-for-10 to 1-for-20, as determined by our Board of Directors at a later date, and (b) a reduction in the number of authorized shares of our common stock by a corresponding ratio.

Proposal No. 5: A proposal, which we refer to as the “adjournment proposal,” to approve, if necessary, the adjournment of the Annual Meeting to solicit additional proxies in favor of the reverse stock split proposal.

If the reverse stock split proposal is approved by the Company’s stockholders at the Annual Meeting, it will be effected, if at all, only upon a subsequent determination by the Board of Directors that the Reverse Stock Split and Authorized Share Reduction are in the best interests of the Company and our stockholders at the time the reverse stock split proposal is effected. The Board may make this determination as soon as immediately following the conclusion of the Annual Meeting, and the Reverse Stock Split and Authorized Share Reduction could become effective as soon as the business day immediately following the Annual Meeting.

Notwithstanding approval of the reverse stock split proposal by our stockholders, the Board of Directors reserves its right to elect not to proceed with implementing the reverse stock split proposal at any time prior to the date on which the amendment to our Certificate of Incorporation becomes effective pursuant to the DGCL, if it determines, in its sole discretion, that the reverse stock split proposal is no longer in the best interests of the Company or its stockholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who may attend the Annual Meeting?

All stockholders are invited to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by the Board of Directors. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the meeting.

What do I need to be able to attend the Annual Meeting online?

We will be hosting our Annual Meeting via live webcast only. Any stockholder as of the Record Date can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/SLQT2026. The webcast will be accessible beginning at 8:45 a.m., Central Time, on November 10, 2026. The meeting will begin 15 minutes later, at 9:00 a.m., Central Time. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

What matters will be voted on at the Annual Meeting?

Stockholders are being asked to vote on the following matters:

•The election of three Class I directors named in this proxy statement to serve until the 2029 annual meeting of stockholders or until their successors are duly elected and qualified;
•A proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2027;
•The say-on-pay proposal;
•The reverse stock split proposal; and

•The adjournment proposal.

How does the Board recommend I vote on these proposals?

The Board recommends that you vote:
•    “FOR” the election of Timothy R. Danker, Kavita K. Patel, and Christopher Wolfe as Class I directors;
•    “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2027;
•    “FOR” the say-on-pay proposal;
•    “FOR” the reverse stock split proposal; and
•    “FOR” the adjournment proposal.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, our Board of Directors is not aware of any other business to be presented for action at the Annual Meeting; however, if any other matters are properly presented at the meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

What are the quorum and voting requirements for the proposals?

In order to take action on the proposals, a quorum, consisting of the holders of [●] shares (a majority of the aggregate number of shares of SelectQuote common stock) issued and outstanding and entitled to vote as of the Record Date for the Annual Meeting, must be present in person or by proxy. This is referred to as a “quorum.” Proxies marked “Abstain” and broker non-votes (as further discussed below) will be treated as shares that are present for purposes of determining the presence of a quorum.

A plurality of the votes cast in person or by proxy at the Annual Meeting by the stockholders entitled to vote in the election is required for the election of directors. This means that each director nominee will be elected if the number of shares voted for the nominee exceeds the number of shares withheld with respect to that nominee. Shares of our common stock not voted (whether by abstention, broker non-vote, or otherwise) will not be counted as a vote cast for or withheld with respect to a nominee’s election.
The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for each of the say-on-pay proposal, the adjournment proposal, and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2027.
The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is required to adopt and approve the reverse stock split proposal.

What happens if a quorum is not present at the Annual Meeting?

If the shares present in person or represented by proxy at the Annual Meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of votes present in person or represented by proxy (which may be voted by the proxyholders) may, without further notice to any stockholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

Who is entitled to vote at the Annual Meeting?

Holders of SelectQuote common stock as of the close of business on the Record Date, September 18, 2026, will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on the Record Date, SelectQuote had outstanding and entitled to vote [●] shares of common stock. No other shares of SelectQuote capital stock are entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each proposal.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and our proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting through the online virtual meeting platform. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and our proxy materials were forwarded to you by your broker, bank, or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker, bank, or other nominee’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

How do I vote?

You may vote in any of the following ways:

•By Internet (Before the Annual Meeting): You may vote online at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on November 9, 2026. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials;

•By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m., Eastern Time, on November 9, 2026. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials;

•By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided or returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting;

•By Internet (During the Annual Meeting): You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/SLQT2026. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) or in the instructions that accompanied your proxy materials. If you previously voted online (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.

If you are a street name stockholder, please follow the instructions from your broker, bank, or other nominee to vote online or by telephone or mail. Street name stockholders may not vote online at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks, or other nominees.

If I am the beneficial owner of shares held in “street name” by my broker, will my broker automatically vote my shares for me?

Under NYSE rules, the reverse stock split proposal, the adjournment proposal, and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2027 are considered “discretionary” items. Consequently, for these three proposals, a broker will have discretion to vote your shares and, therefore, may vote your shares with respect to the proposals if you do not provide your broker with instructions on such proposal. The say-on-pay proposal and the election of directors are considered “non-routine” matters, and, absent direction from you, your broker will not have discretion to vote your shares on these proposals.

What is a broker “non-vote” and how would it affect the vote?

A broker “non-vote” occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares so the broker is unable to vote those uninstructed shares. Broker “non-votes” are counted as present for purposes of determining the presence of a quorum. Brokers and other nominees holding shares for another person will have discretionary voting power for the reverse stock split proposal, the adjournment proposal, and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2027. Broker “non-votes” will have no effect on the say-on-pay proposal or the election of directors.

What is an “abstention” and how would it affect the vote?

An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. Abstentions with respect to the reverse stock split proposal, the adjournment proposal, the say-on-pay proposal, and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2027 will have the same effect as a vote “Against” the proposals.

What is the effect of “withheld” votes on the election of directors?

Shares voting “withheld” are counted as present for purposes of determining the presence of a quorum. Votes withheld from any nominee will have the effect of a vote “Against” the election of such nominee.
What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. Ryan M. Clement, Chief Financial Officer, and Daniel “Al” Boulware, General Counsel, have been designated as proxy holders by our Board. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted “For” all proposals.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•notifying our Secretary, in writing, at SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211, before the vote is counted;

•voting again online or by telephone before 11:59 p.m., Eastern Time, on November 9, 2026 (your latest telephone or Internet proxy is the one that will be counted); or

•attending the Annual Meeting online and voting virtually during the meeting. Simply logging into the Annual Meeting online will not, by itself, revoke your proxy.

If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank, or nominee.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Who will conduct the proxy solicitation and how much will it cost?

We are soliciting proxies from stockholders on behalf of our Board and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and associates of SelectQuote and its subsidiaries may solicit proxies from stockholders of SelectQuote in person or by telephone, facsimile or email without additional compensation other than reimbursement for their actual expenses.

We have retained Georgeson LLC to assist in the solicitation of proxies. We expect to pay Georgeson sixteen thousand dollars ($16,000), plus reimbursement of reasonable expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which is permitted under the rules of the Securities and Exchange Commission (“SEC”). Under this procedure, we deliver a single copy of our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such stockholder may contact us at investorrelations@selectquote.com or:

SelectQuote, Inc.
Attention: Investor Relations
6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

If you have any questions or need assistance voting your shares of SelectQuote common stock, please contact Georgeson LLC, SelectQuote’s proxy solicitor, by calling 1-866-278-8941.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board currently consists of eight directors. The names of and certain information about each of our directors and director nominees are set forth below. Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, one class of directors is elected each year at our annual meeting of stockholders to serve a three-year term.

Our Class I directors, whose term will expire at the Annual Meeting, are Timothy R. Danker, Kavita K. Patel, and Christopher Wolfe. The Board has nominated Dr. Patel and Messrs. Danker and Wolfe for election as Class I directors at the Annual Meeting, and each of them has consented to (i) serve as a nominee, (ii) be named as a nominee in this Proxy Statement, and (iii) continue to serve as a director if elected. If elected, Dr. Patel and Messrs. Danker and Wolfe will serve as directors until the annual meeting of stockholders in 2029 and until their respective successors are elected and qualified, subject to earlier resignation or removal.

Nominees for Class I Director

The following paragraphs provide certain information as of the date of this Proxy Statement about each of our director nominees. The information presented includes information each nominee has given us about the nominee’s age, positions held with the Company, principal occupation and business experience for at least the past five years, and directorships of publicly-held companies during the past five years.

Timothy R. Danker, 53, has served as the Company’s Chief Executive Officer and a member of the Board of Directors since 2017. Mr. Danker served as the President of the Company’s Life Division from 2016 to 2019, as the Executive Vice President of the Company’s Life Division from 2015 to 2016, and as the President of the Company’s Auto & Home Division from 2012 to 2015. Prior to joining the Company, Mr. Danker co-founded and served as the Chief Executive Officer of Spring Venture Group, a senior healthcare insurance distribution platform, from 2007 to 2012. Mr. Danker received his undergraduate degree in business administration from the University of Missouri and his Master of Business Administration from the University of Kansas. We believe Mr. Danker’s experience in the insurance distribution industry and tenure as an executive of the Company qualify him to serve on our Board.

Dr. Kavita K. Patel, 52, was appointed to serve as a director of the Company in September 2020. Dr. Patel is a Professor of Medicine at Stanford University and a practicing primary care physician at Mary’s Center in Washington, D.C. Dr. Patel has also served as a Venture Partner at New Enterprise Associates since 2017. From 2011–2021, she was a managing director of health care delivery and transformation at the Brookings Institution. Previously, Dr. Patel served as Director of Policy for the Office of Intergovernmental Affairs and Public Engagement in the White House from 2009 to 2010, as Deputy Staff Director on Health on the late Senator Edward Kennedy’s staff from 2007 to 2009, and as a member of senior staff of the Senate Health, Education, Labor and Pensions Committee. Dr. Patel served as a director and member of the Compensation Committee of Arcellx, Inc. (NASDAQ: ACLX) from December 2021 until its sale to Gilead Sciences, Inc. in April 2026. She also previously served as a director and member of the Compensation Committee of Sigilon Therapeutics, Inc. (NASDAQ: SGTX) from April 2020 until its sale to Eli Lilly and Company in August 2023; as a director and member of the Governance and Nominating Committee of Tesaro, Inc. (NASDAQ: TSRO) from 2016 until its acquisition by GlaxoSmithKline in 2019; and as a director, member of the Compensation Committee, and Chair of the Nominating and Corporate Governance Committee of Intelligent Medicine Acquisition Corp (NASDAQ: IQMD) from November 2021 to April 2023. Dr. Patel received her undergraduate degree from the University of Texas at Austin, her Master of Public Health from the University of California at Los Angeles, and her medical degree from the University of Texas Health Science Center. We believe Dr. Patel’s extensive healthcare industry expertise qualifies her to serve on our Board.

Christopher Wolfe, 47, has served as a director of the Company since February 2025. Mr. Wolfe is a Managing Director of Bain Capital Insurance. Prior to joining Bain in 2024, Mr. Wolfe was the Chief Financial Officer of DFB Healthcare Acquisitions Corp., a publicly-traded special purpose acquisition company, and certain of its affiliates from January 2018 to June 2023. Prior to that, Mr. Wolfe was a Partner at Capital Z Partners, a private equity fund focused on the financial services industry, from 2003 to 2017. Mr. Wolfe has served as a member of the Board of Directors of Enhance

Health, a privately-held health insurance distributor, since February 2024. He previously served on the board of Permanent General Corp., a direct-to-consumer insurer, and Universal American Financial Corp., a Medicare Advantage-focused insurer. Mr. Wolfe received his AB, magna cum laude, from Harvard College. We believe Mr. Wolfe should serve on our Board of Directors because of his experience in the insurance and healthcare industries.

Mr. Wolfe was appointed to the Board pursuant to the Director Designation Agreement (the “Bain Director Designation Agreement”), dated as of February 10, 2025, by and between the Company and BCIS Monarch Investor, L.P. (“Bain”). The Bain Director Designation Agreement, which was was entered into in connection with our sale and issuance of senior non-convertible preferred equity (the “Preferred Stock”) to an affiliate of Bain on February 28, 2025 (the “Closing Date”), provides that the Company will cause a nominee selected by Bain to be nominated for election to the Board for so long as Bain and its affiliates continue to beneficially own 40% of the Preferred Stock they beneficially owned as of the Closing Date. Pursuant to the Bain Director Designation Agreement, the Company appointed Mr. Wolfe as a Class I director on the Closing Date.

In addition to the specific experience and qualifications identified in the biographies above, we believe that each of Dr. Patel and Messrs. Danker and Wolfe has a reputation for integrity, honesty, and adherence to high ethical standards. Each Class I director nominee has demonstrated ample business acumen, sound judgment, and a commitment to serving the Company and its stockholders.

The Board recommends you vote “FOR” the election of each of the Class I director nominees.

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is elected by our stockholders. Our Board consists of the following eight directors:

Name	Age	Independent	Tenure (Years)
Donald L. Hawks III (Chair)	51	✓	12
Timothy R. Danker	53		9.5
Earl H. Devanny III	74	✓	6.5
Denise L. Devine	71	✓	6.5
Kavita K. Patel	52	✓	6
Srdjan Vukovic	44	✓	1.5
Raymond F. Weldon	67	✓	12
Christopher Wolfe	47	✓	1.5

All of our directors other than Mr. Danker, our Chief Executive Officer, qualify as “independent” under the listing standards of the New York Stock Exchange (the “NYSE”). Our directors have an average age of 57 years, and our average Board tenure is just under seven years. For information regarding our process for selecting directors, including the criteria we use to evaluate potential director nominees, please see “Board Meetings and Committees – Nominating and Corporate Governance Committee.”

Directors

As discussed above, our Board is divided into three separate classes, as follows:

Class I Directors

Our Class I directors are Timothy R. Danker, Kavita K. Patel, and Christopher Wolfe. Please see “Nominees for Class I Director” above under the heading “Proposal One: Election of Directors” for their biographies.

Class II Directors

Earl H. Devanny III, 74, was appointed to serve as a director of the Company in February 2020. Mr. Devanny served as the Chief Executive Officer of Tract Manager, a provider of healthcare strategic sourcing and compliance application suites, from 2016 until its sale in 2021. Mr. Devanny previously served as the President of the healthcare business of Nuance Communications, a provider of voice and language solutions for businesses and consumers, from 2014 to 2016. Prior to that, Mr. Devanny served as the Chairman and Chief Executive Officer of Trizetto Corporation, a healthcare information technology provider, from 2010 to 2013. Prior to that, Mr. Devanny served as the President of Cerner Corporation, a supplier of health information technology solutions, services, devices, and hardware, from 1999 to 2010. From 2010 to April 2025, Mr. Devanny served as a director of Commerce Bancshares, Inc. (NASDAQ: CBSH), the publicly-traded bank holding company for Commerce Bank. He currently serves as a director of Accesshealthcare and McNeil Trusts, both private companies. Mr. Devanny received his undergraduate degree from the University of the South (Sewanee). We believe Mr. Devanny’s extensive experience in the healthcare technology industry qualifies him to serve on our Board.

Srdjan Vukovic, 44, has served as a director of the Company since February 2025. Mr. Vukovic is a Partner at Sava Hill, a private investment firm. From 2018 to June 2025, he was a Partner at Newlight Partners LP, a private equity company. Prior to that, Mr. Vukovic worked at Soros Fund Management and was an analyst at Merrill Lynch. Mr. Vukovic currently serves on the board of Zing Health, a private health insurance company, and until September 2026, served on the board of Jade Health, a service provider to behavioral health companies. Mr. Vukovic previously served on the board of Oak Street Health, a publicly traded primary care provider, until it was acquired by CVS in 2023; Zenium Data Centers, until it was acquired by publicly traded CyrusOne in 2017; Narragansett Bay Insurance Company, until it was sold and became a wholly owned subsidiary of the publicly traded Heritage Insurance Holdings, Inc.; and several private insurance companies. Mr. Vukovic received a B.S. in Finance and Actuarial Science from New York University. Mr. Vukovic is a valuable member of our Board because of his private equity experience and because of his experience on other companies’ boards.

Mr. Vukovic was appointed to the Board pursuant to the Director Designation Agreement (the “Morgan Stanley Director Designation Agreement”), dated as of February 10, 2025, by and between the Company and MS Capital Partners Adviser Inc. (“Morgan Stanley”). The Morgan Stanley Director Designation Agreement, which was entered into in connection with our sale and issuance of the Preferred Stock to an affiliate of Morgan Stanley on the Closing Date, provides that the Company will cause a nominee selected by Morgan Stanley to be nominated for election to the Board for so long as Morgan Stanley and its affiliates continue to beneficially own 40% of the Preferred Stock they beneficially owned as of the Closing Date. Pursuant to the Morgan Stanley Director Designation Agreement, the Company appointed Mr. Vukovic as a Class II director on the Closing Date.

Raymond F. Weldon, 67, has served as a director of the Company since 2014 and as the Chairman of our Audit Committee since 2016. He is a co-founder of Brookside Equity Partners LLC and has served as one of its Managing Directors since its formation in 2012. Mr. Weldon has been employed by Hillside Capital Incorporated, a private investment company and affiliate of Brookside Equity Partners LLC, since 1999 and currently serves as one of its Managing Directors. Mr. Weldon is a Certified Public Accountant (inactive) and is a director of several private companies. Mr. Weldon received his undergraduate degree from the Honors Program of LaSalle University and his Masters in Taxation from Villanova University.

Mr. Weldon was appointed to the Board in 2014 in connection with the Company’s entry into the Series D Agreement and, pursuant to the terms of the Series D Agreement, was appointed as a Class II director immediately prior to the consummation of our IPO in May 2020. We believe Mr. Weldon’s extensive business experience, including as an investor in and advisor to several companies, qualifies him to serve on our Board.

Class III Directors

Denise L. Devine, 71, has served as a director of the Company since February 2020 and was appointed to serve as Chair of the Compensation Committee in September 2020. Ms. Devine is the founder of FNB Holdings, LLC, a company dedicated to initiatives in the health and wellness space, of which she has served as Chief Executive Officer since 2014. Ms. Devine is also the Co-Founder and Chief Financial Officer of RTM Vital Signs, LLC, a development stage medical device company. Ms. Devine also founded and served as the Chief Executive Officer from 1994 to 2014 of Nutripharm, Inc., a company that has generated a portfolio of composition and process patents to create innovative natural food, beverage, pharmaceutical, and nutraceutical products. Ms. Devine previously served as Chair of the Pennsylvania State Board of Accountancy and on the Board of the American Institute of CPAs. From 2005 to 2015, Ms. Devine was a member of the Board of Trustees of Villanova University and served as the Chair of the Audit and Risk Committee. Ms. Devine served on the Board of Ben Franklin Technology Partners of Southeastern Pennsylvania from 2016 to 2026. Since 2012, Ms. Devine has also served as a director of Fulton Financial Corporation (NASDAQ: FULT), of which she is also the Chair of the Audit Committee, the Vice-Chair of the Executive Committee, and a member of the Risk Committee. Since 2025, Ms. Devine has also served as a director of Innovative Solutions & Services, Inc. (NASDAQ: ISSC), where she also serves on the Audit and Compensation Committees. She previously served as a director, member of the Audit Committee, and Chair of the Compensation and Talent Committee of AgroFresh Solutions, Inc. (NASDAQ: AGFS) from 2018 until its sale in 2023, and as a director of Cubic Corporation (NYSE: CUB) from 2019 until its sale in 2021. Ms. Devine is a Certified Public Accountant and received her Masters in Business Administration from The Wharton School at the University of Pennsylvania, her Masters in Taxation from Villanova Law School, and her undergraduate degree in Accounting from Villanova University. We believe Ms. Devine’s management, business, and finance experience qualifies her to serve on our Board.

Donald L. Hawks III, 51, has served as a director of the Company since 2014 and was appointed to serve as the Chairman of the Board in February 2020. He has served as the President and as a Managing Director of Brookside Equity Partners LLC since its formation in 2012. He is a director of multiple private companies, including Cash Management Solutions Limited. He serves on the Investment Committee of the Rockefeller Family Fund and is a member of the Board of Directors of the Fresh Air Fund. Mr. Hawks received his undergraduate degree from Georgetown University and his Masters in Business Administration from The Wharton School at the University of Pennsylvania.

Mr. Hawks was appointed to the Board in 2014 in connection with the Company’s entry into the Series D Preferred Stock Investors’ Rights and Stockholders Agreement (as amended, the “Series D Agreement”) and, pursuant to the terms of the Series D Agreement, was appointed as a Class III director immediately prior to the consummation of our initial public offering (our “IPO”) in May 2020. We believe Mr. Hawks’ extensive business experience, including as an investor in and advisor to several companies, qualifies him to serve on our Board.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of our Board are separated. As the Chairman of the Board, Donald L. Hawks III, who is an independent director under NYSE standards, presides over meetings and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. The Board believes the separation of these roles is the appropriate approach for the Company for several reasons, including:

•Allowing us to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance;

•Enabling our Chief Executive Officer to focus on setting the overall strategic direction of the Company, expanding the organization to deliver on our strategy, and overseeing our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing strategic advice to and independent oversight of management;

•Facilitating our succession planning process; and

•Demonstrating our commitment to good corporate governance.

The Board reviews this structure from time to time and will evaluate the proper allocation of the duties and responsibilities of each of the Chief Executive Officer and the Chairperson of the Board whenever considering candidates for these positions in the future.

Director Independence

Our common stock is listed on the NYSE. Under the NYSE’s listing standards, a listed company’s board of directors must be comprised of a majority of independent directors. Pursuant to the listing standards, a director will be considered independent if, in the opinion of the listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The listing standards also require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent.

Members of the audit and compensation committees must also satisfy the additional independence criteria set forth in the both NYSE listing standards and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for directors serving on each of these committees.

Our Board undertakes a review of the independence of each director on at least an annual basis. Based on information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board has determined that each of Mr. Hawks, Mr. Devanny, Ms. Devine, Dr. Patel, Mr. Vukovic, Mr. Weldon, and Mr. Wolfe does not have a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director, and that each of these directors is “independent,” as defined under NYSE listing standards. The Board has also determined that each of Messrs. Weldon and Devanny and Ms. Devine, the members of our Audit Committee, and Ms. Devine and Messrs. Devanny and Hawks, the members of our Compensation Committee, satisfies the independence standards of both the SEC and NYSE with respect to membership on such committees. In evaluating each director’s independence with respect to service on the Board and any of its standing committees, the Board considered each director’s relationship with the Company and its affiliates and all other facts and circumstances the Board deemed relevant, including the beneficial ownership of our capital stock of each director and any institutional stockholder with which he or she is affiliated.

Board’s Role in Risk Oversight

Informed oversight of our risk management program is among the key functions of our Board. While management is responsible for day-to-day risk management activities, the Board reviews and monitors the Company’s risk management program to ensure the program is consistent with the Company’s strategy and objectives and effective in fostering a culture of risk-aware and risk-based decision making throughout the organization. Specifically, the Board considers whether the Company’s practices and procedures are effective in identifying and assessing material and emerging risks, allocating risk management responsibility among management, developing and implementing effective risk management strategies, and facilitating appropriate risk related communication both within the organization and between management and the Board. While the Board has not established a separate risk management committee, the Board exercises its oversight of our risk management practices with the assistance of its existing standing committees, each of which addresses risks inherent in its respective area of oversight.

The Audit Committee is responsible for reviewing our exposure to certain financial risks and assessing the policies and procedures, including investment policies, implemented by management to monitor and control our exposure to these risks. The Audit Committee is also responsible for oversight of risks related to accounting and financial reporting, including our system of internal controls; legal and regulatory compliance; technology and information systems, including cybersecurity and data privacy; and compliance with Company policies, including the Code of Business Conduct and Ethics and Related Persons Transactions Policy. In exercising its oversight responsibilities with respect to these risks, the Audit Committee meets frequently with our internal audit team, independent auditors, and members of our executive team, both together and separately, to review ongoing risk management initiatives and discuss relevant developments. In accordance with its charter, the Audit Committee is also responsible for the formal oversight of the Company’s internal audit function.

While the Audit Committee is generally responsible for oversight of risks related to legal and regulatory compliance, the Healthcare Oversight Committee is responsible for reviewing and providing oversight of the Company’s risk management practices and procedures with respect to compliance with federal and state laws and regulations related to healthcare.

The Compensation Committee is responsible for evaluating and discussing any risks associated with our compensation policies, plans, and practices that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee also oversees risks related to human capital management and talent development, including management succession planning for members of senior management other than the Chief Executive Officer.

The Nominating and Corporate Governance Committee is responsible for monitoring the effectiveness of our corporate governance practices, including our Corporate Governance Guidelines, and evaluating the duties, functions, and composition of the various standing committees of the Board.

Each committee works closely with the appropriate members of management to align risk management activities with existing governance and compliance infrastructure in order to ensure enterprise-wide risk management is incorporated into the Company’s business operations and strategy. Each committee reports to the full Board on the committee’s activities, including discussions related to risk, on a quarterly basis, or more frequently as appropriate.

Board Meetings and Committees

The number of directors on our Board is fixed exclusively by the Board. Our Board currently consists of eight directors.

During the 2026 fiscal year, our Board held four (4) meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate sum of all Board meetings and all applicable committee meetings held during the period of his or her service. Under our Corporate Governance Guidelines, directors are expected to devote such time and meet as frequently as the Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to attend all Board meetings, all meetings of the committees on which they serve, and our annual meeting of stockholders. All of our directors attended our 2025 Annual Meeting.

The Board has established standing committees in connection with the discharge of its responsibilities. These committees are the Audit Committee, Compensation and Talent Development Committee (the “Compensation Committee”), Nominating and Corporate Governance Committee, and Healthcare Oversight Committee. The Board may also establish such other committees as it deems appropriate, in accordance with applicable law and our corporate governance documents. The Audit, Compensation and Talent Development, and Nominating and Corporate Governance Committee charters are available on the corporate governance section of our website, www.selectquote.com. Directors serve on these committees until their resignation or such other time as determined by the Board.

Audit Committee

The members of our Audit Committee are Raymond F. Weldon (Chair), Earl H. Devanny III, and Denise L. Devine. Our Board has determined that Mr. Weldon and Ms. Devine are “audit committee financial experts” within the meaning of applicable SEC rules. Our Audit Committee met four (4) times during the 2026 fiscal year.

The Audit Committee’s primary responsibilities include, among other things:

•Overseeing management’s establishment and maintenance of adequate systems of internal accounting and financial controls;

•Reviewing the effectiveness of our legal and regulatory compliance programs;

•Overseeing our financial reporting process, including the filing of financial reports;

•Selecting independent auditors, evaluating their independence and performance, and approving their services and fees; and

•Assisting management in overseeing the Company’s information security policies and practices, including our internal controls related to cybersecurity and other information technology risks.

Compensation and Talent Development Committee

The members of our Compensation Committee are Ms. Devine (Chair), Mr. Devanny, and Mr. Hawks, each of whom is a non-employee director who meets applicable NYSE independence standards. Our Compensation Committee met seven (7) times during the 2026 fiscal year.

As set forth in its charter, the Compensation Committee’s responsibilities include:

•Ensuring our executive compensation programs support organizational objectives and stockholder interests and emphasize pay-for-performance;

•Evaluating, on a periodic basis, the competitiveness of (1) the Company’s overall compensation plans, and (2) the compensation, including cash retainers and equity compensation, of our non-employee directors;

•Evaluating, approving, and setting performance criteria for the compensation of our chief executive officer and other executive officers;

•Overseeing the implementation and administration of our equity compensation plans;

•Reviewing and assessing, on an annual basis, the adequacy of its charter and recommending any proposed changes for approval by the Board; and

•Annually reviewing its own performance.

In recent years, the scope of the Compensation Committee’s responsibilities has expanded to include providing oversight of human capital initiatives, including policies and practices related to Company culture and employee engagement; diversity; recruiting and retention; and career development, among others, and overseeing succession planning for senior managers and executive officers other than the Chief Executive Officer. In light of these additional responsibilities, the Compensation Committee’s name was changed in 2023 to the “Compensation and Talent Development Committee.”

Pursuant to its charter, the Compensation Committee may delegate any of its authority or responsibilities to individual members of the committee or a subcommittee of the Compensation Committee. The Compensation Committee did not delegate any of its responsibilities during the fiscal year ended June 30, 2026.

The Compensation Committee also has the authority to retain outside compensation consultants for advice. The Compensation Committee is directly responsible for the appointment, compensation, and oversight of any such consultant, and the Company is responsible for providing appropriate funding for payment of reasonable compensation to any such consultant, as determined by the Compensation Committee. In retaining a consultant, the Compensation Committee evaluates its independence by considering the following six factors and any other factors the Compensation Committee deems relevant to the consultant’s independence from management:

•Provision of other services to the Company by the firm that employs the consultant;

•Amount of fees paid by the Company to the firm that employs the consultant, as a percentage of that firm’s total revenue;

•Policies and procedures of the firm that employs the consultant regarding prevention of conflicts of interest;

•Any business or personal relationship between the consultant and any member of the Compensation Committee;

•Ownership by the consultant of the Company’s common stock held in an actively-managed account; and

•Any business or personal relationship between the consultant, or any firm that employs the consultant, and any of the Company’s executive officers.

The Compensation Committee retained Semler Brossy Consulting Group LLC (“Semler Brossy”) as an independent consultant to advise on executive and non-employee director compensation matters for the 2026 fiscal year. Semler Brossy reports directly to our Compensation Committee and does no other work for the Company. As requested, representatives of Semler Brossy attend Compensation Committee meetings, participate in executive sessions, and communicate with Compensation Committee members outside of meetings. The Compensation Committee considered the above six factors and determined that Semler Brossy qualifies as an independent compensation consultant in accordance with applicable SEC and NYSE rules.

For further discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, see “Executive Compensation” and “—Non-Employee Director Compensation,” respectively.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Mr. Hawks (Chair), Ms. Devine, and Dr. Patel. Our Nominating and Corporate Governance Committee met three (3) times during the 2026 fiscal year.

The responsibilities of the Nominating and Corporate Governance Committee include:

•Recommending nominees for our Board and its committees;

•Making recommendations to our Board regarding the size and composition of our Board and its committees;

•Reviewing our Corporate Governance Guidelines and proposed amendments to our bylaws and certificate of incorporation;

•Providing an annual report to the Board regarding CEO succession planning and assisting the Board in evaluating potential successors to the CEO; and

•Reviewing and making recommendations regarding stockholder proposals.

Identifying and Evaluating Director Nominees. The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying, considering and selecting, and recommending for the selection of the Board, candidates who fit the criteria for membership to fill positions on the Board, including any vacancies. The Nominating and Corporate Governance Committee is also responsible for reviewing any candidates nominated by stockholders. The Committee may gather information about candidates through interviews, detailed questionnaires, comprehensive background checks, and any other means the Committee deems appropriate in the evaluation process. After gathering information, the Nominating and Corporate Governance Committee meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and in light of the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for director nominee for the approval of the Board.

Minimum Qualifications. The Nominating and Corporate Governance Committee identifies, evaluates, and recommends candidates for director nominee in accordance with the provisions of its charter. While the Company has no minimum qualifications for director nominees, the charter sets forth certain criteria for the Nominating and Corporate Governance Committee to consider in assessing candidates, including the candidate’s character, integrity, judgment, independence, age, skills, education, expertise, corporate experience, understanding of the Company’s business, and, for current directors eligible for nomination for re-election, length of service to the Company.

As set forth in the charter, the Committee also considers each candidate’s potential contributions to the diversity of our Board. While the Company does not maintain a formal diversity policy, the Board and the Nominating and Corporate Governance Committee believe that considerations of diversity are, and will continue to be, an important factor in assessing the composition of our Board, as varied points of view contribute to a more effective decision-making process. Accordingly, the Nominating and Corporate Governance Committee considers diversity of background, expertise, and professional experience in making determinations regarding nominations of directors.

To be nominated to the Board, candidates must have a proven history of achievement and competence in their fields, the ability to offer advice and guidance to our management team and make significant contributions to our success, and an understanding of directors’ fiduciary responsibilities to the Company and its stockholders. Nominees must also have, in the judgment of the Committee, sufficient time available to perform all Board and committee responsibilities, including attending and participating in all meetings.

At its discretion, the Committee may also consider any other facts and circumstances it deems necessary or advisable. Once the Committee has completed its review and evaluation of candidates for director nominee, the Committee recommends candidates to the full Board for selection and approval.

Stockholder Recommendations and Nominations to the Board. The Nominating and Corporate Governance Committee will consider director nominee candidates properly recommended by our stockholders. To be considered by the Nominating and Corporate Governance Committee, any such recommendation for nomination must be received by the Committee not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Nominee candidates recommended by stockholders are evaluated in the same manner as nominee candidates recommended by other sources.

All recommendations for director candidates must be submitted in writing to our Secretary at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211, and must include the following:

•Name and address of the stockholder making the recommendation;

•The class or series and number of shares of the Company’ stock held of record by such stockholder;

•All information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a);

•A completed and signed questionnaire, representation and agreement required by Section 2.9 of our amended and restated bylaws;

•A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership;

•Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full years of the individual recommended for consideration as a director nominee;

•A description of all arrangements or understandings between the stockholder and the proposed director nominee;

•The consent of the proposed director nominee (i) to be named in the proxy statement for the annual meeting and (ii) to serve as a director if elected at such annual meeting; and

•Any other information regarding such stockholder and the proposed director nominee that is required to be included in the proxy statement.

Healthcare Oversight Committee

In 2022, we established a fourth standing committee of the Board, named the “Healthcare Oversight Committee.” The Healthcare Oversight Committee, which is co-chaired by Dr. Patel and Mr. Devanny, provides oversight of the Company’s healthcare services businesses and advises management on matters impacting the broader healthcare industry. The Healthcare Oversight Committee is also responsible for overseeing the Company’s healthcare compliance and risk management programs. In addition to Dr. Patel and Mr. Devanny, the members of the Healthcare Oversight Committee are Ms. Devine and Messrs. Hawks, Vukovic and Wolfe. The Healthcare Oversight Committee met four (4) times during the 2026 fiscal year.

External Affairs Subcommittee

In August 2025, the Board approved the creation of a subcommittee of the Healthcare Oversight Committee, the “External Affairs Subcommittee.” The primary purpose of the External Affairs Subcommittee, which is comprised of Dr. Patel and Mr. Danker, is to provide oversight and guidance to management with respect to the company’s government affairs strategy and initiatives. The Subcommittee meets from time to time as necessary to fulfill its responsibilities.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, which were adopted by the Board in accordance with applicable NYSE listing rules, our non-employee directors meet regularly in scheduled executive sessions without management. Separately, our independent directors meet regularly in scheduled executive sessions without management and our non-independent directors. Mr. Hawks, our independent, non-executive Chairman of the Board, presides at all executive sessions. Our Corporate Governance Guidelines are described more fully below under “—Corporate Governance Guidelines.”

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that address a number of topics, including:

•director independence and qualifications;

•director responsibilities, orientation, and continuing education;

•director compensation;

•director attendance;

•annual Board self-evaluations; and

•director communication and access to management and associates.

Our Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines on an annual basis, and the Board will review and act upon any proposed additions or amendments to the Corporate Governance Guidelines as appropriate. The Corporate Governance Guidelines are available online in the “Investor Relations” section of our website, www.selectquote.com. Copies of our Corporate Governance Guidelines may be obtained without charge upon written request to our Secretary at our corporate headquarters.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. The Code of Business Conduct and Ethics addresses several topics, including:

•compliance with laws;

•conflicts of interest;

•confidentiality of Company information;

•gifts and entertainment;

•accuracy of financial reporting and recordkeeping;

•employee health and safety; and

•anti-harassment and anti-discrimination.

The Audit Committee reviews the Code of Business Conduct and Ethics on an annual basis, and the Board will review and act upon any proposed additions or amendments as appropriate. The Code of Business Conduct and Ethics is available online in the “Investor Relations” section of our website, www.selectquote.com, and copies of the code may be obtained without charge upon written request to our Secretary at our corporate headquarters. If we amend or grant any waiver from a provision of our Code of Business Conduct and Ethics that applies to any of our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law.

In addition to the Code of Business Conduct and Ethics, we also maintain other written policies on specific topics like harassment prevention, insider trading, related-party transactions, and whistleblower protection. Our whistleblower policy establishes procedures for reporting, receiving, and handling complaints related to our auditing, accounting, and financial reporting practices and known or suspected violations of our Code of Business Conduct and Ethics or applicable laws, including U.S. federal securities, anti-fraud, and anti-corruption laws. The policy enables employees to report concerns on a confidential, anonymous basis and protects whistleblowers from harassment, discrimination, and other forms of retaliation, including adverse employment action.

Anti-Hedging, Anti-Short Selling, and Anti-Pledging Policy

Under our Insider Trading Policy (as defined below), our directors, executive officers, including our named executive officers, and certain other employees are prohibited from: (i) purchasing financial instruments that are designed to hedge the Company’s securities or offset any fluctuations in the market value of the Company’s common stock; (ii) purchasing shares of the Company’s common stock on margin; (iii) short-selling shares of the Company’s common stock; and (iv) pledging, whether directly or indirectly, shares of the Company’s common stock as collateral for a loan, subject to certain narrow exceptions for specific transactions under Company benefit plans or pursuant to a pre-arranged trading plan that has been pre-cleared by our General Counsel. Individual exceptions to the prohibition on pledging of shares of the Company’s common stock as collateral for a loan may be made under certain circumstances on a case-by-case basis upon pre-approval from our General Counsel.

Stockholder Engagement

We routinely engage with our largest institutional stockholders after each quarterly earnings call and material news announcement. We view these conversations, which typically include our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and President, in addition to our head of Investor Relations, as opportunities for management to receive valuable insight into our stockholders’ priorities and perspectives throughout the year.

In 2022, we launched our stockholder engagement program to solicit input from our largest stockholders regarding our executive compensation practices, corporate governance matters, and other topics that may be addressed each year at our annual meeting of stockholders. These efforts are led by members of our Legal and Investor Relations teams in consultation with our Nominating and Corporate Governance Committee, with the involvement of our non-executive Board Chair as appropriate. During the 2026 fiscal year, we engaged with several of our largest stockholders, collectively representing a significant portion of our total shares of common stock outstanding.

Stockholder Communications

The Board provides every stockholder the ability to communicate with the Board and individual directors through an established process for stockholder communication. Stockholders and other interested persons may communicate with the Board or individual directors by submitting written correspondences to the Company’s headquarters at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211, Attn: Secretary. The Secretary may facilitate or direct such communications with the Board or individual directors by reviewing, sorting, and summarizing such communications. All such communications will be referred to the Board or individual directors for consideration unless the Board instructs the Secretary otherwise.

Insider Trading Policy

Prior to our IPO, the Board adopted our Insider Trading and Information Policy (the “Insider Trading Policy”), which governs the purchase, sale, and other dispositions of our securities by directors, officers, and employees. The Insider Trading Policy, which also sets forth, among other things, appropriate standards for the treatment of confidential information related to the Company, is designed to promote compliance with insider trading laws, rules, and regulations and applicable NYSE listing standards. A copy of the Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

Non-Employee Director Compensation

Our non-employee director compensation program aims to provide fair and competitive compensation to our non-employee directors for their service to the Company. In addition to the cash retainers and equity compensation described below, the Company also reimburses our directors for all reasonable out-of-pocket expenses incurred in attending any meeting of the Board or any committee thereof; however, we do not pay separate fees to our directors for attending individual meetings, which is an expected part of Board service.

Cash Retainers

Each of our non-employee directors receives an annual cash retainer from the Company for his or her service on the Board and any of its committees. Additional annual retainers are paid to our non-executive chairperson and committee chairs in recognition of their additional service to the Company. The amounts of the cash retainers, which are reviewed and set annually by the Compensation Committee, are set forth in the table below. Annual retainers are prorated for service constituting less than a full fiscal year.

Annual Retainer for Board Membership
Annual Board service	$50,000
Annual service as non-executive chairperson	$50,000

Additional Annual Retainer for Committee Membership
Annual Audit Committee service	$10,000
Annual Compensation Committee service	$5,000
Annual Nominating and Corporate Governance Committee service	$5,000
Annual Healthcare Oversight Committee service	$5,000
Annual External Affairs Subcommittee service(1)	$5,000

Additional Annual Retainer for Committee Chairs
Annual service as chair of the Audit Committee	$17,500
Annual service as chair of the Compensation Committee	$12,500
Annual service as chair of the Nominating and Corporate Governance Committee	$7,500
Annual service as chair of the Healthcare Oversight Committee	$15,000
Annual service as chair of the External Affairs Subcommittee(1)	$10,000

(1)	The annual retainer amounts for the External Affairs Subcommittee, which was established by the Board in August 2025 at the recommendation of the Nominating and Corporate Governance Committee, was approved by the Compensation Committee in October 2025.

Equity Compensation

Initial Equity Grant. Upon his or her initial election to the Board, each non-employee director is awarded an initial, one-time grant of restricted stock units, each with respect to one share of the Company’s common stock, with a value at grant of $130,000 (an “Initial Equity Grant”). Initial Equity Grants vest ratably in three equal installments on each of the first three anniversaries of the grant date, subject to the award recipient’s continued service as a director at the applicable vesting date. No Initial Equity Grants were awarded during the 2026 fiscal year.

RSU Retainers. At the discretion of the Compensation Committee, non-employee directors also receive an annual grant of restricted stock units (collectively, the “RSU Retainers”). Following a competitive market review conducted by the Compensation Committee’s independent compensation consultant in October 2025, the Compensation Committee determined that certain elements of our director compensation program, including the RSU Retainers, fell below the target competitive range relative to our peer group. To align non-employee director equity compensation with the median of our designated peer group, the Compensation Committee approved an increase in the value of the annual RSU Retainer awarded to each non-employee director from $130,000 to $170,000. The RSUs, which are awarded on the date of our annual meeting of stockholders for the applicable fiscal year, vest on the date of the annual meeting of stockholders for the following fiscal year, subject to the award recipient’s continued service as a director as of the vesting date. We anticipate that each of our non-employee directors, excluding any director nominee who is not re-elected by the Company’s stockholders, will receive an award of restricted stock units at the 2026 Annual Meeting.

Non-Employee Director Compensation Table

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the fiscal year ended June 30, 2026. All equity awards were granted pursuant to our 2020 Omnibus Incentive Plan (the “2020 Plan”). Directors who are also employees of the Company receive no additional compensation for their service as directors. As both our Chief Executive Officer and a member of our Board, Mr. Danker received no additional compensation for his services as a director. Please see “Executive Compensation” for details about Mr. Danker’s compensation for the fiscal year ended June 30, 2026.

Name	Fees Earned or Paid in Cash	Stock Awards(8)	Total
Donald L. Hawks III	$115,625(1)	$170,000	$285,625
Earl H. Devanny III	$95,000(2)	$170,000	$265,000
Denise L. Devine	$115,000(3)	$170,000	$285,000
Dr. Kavita K. Patel	$96,250(4)	$170,000	$266,250
Srdjan Vukovic	$55,000(5)	$170,000	$225,000
Raymond F. Weldon	$77,500(6)	$170,000	$247,500
Christopher Wolfe	$55,000(7)	$170,000	$225,000

(1)	Amount includes a $50,000 cash retainer for Mr. Hawks’ service as a member of the Board, a $43,125 cash retainer for his service as Chairman of the Board, a $5,000 cash retainer for his service as a member of the Compensation Committee, a $7,500 cash retainer for his service as Chair of the Nominating and Corporate Governance Committee, a $5,000 cash retainer for his service as a member of the Nominating and Corporate Governance Committee, and a $5,000 cash retainer for his service on the Healthcare Oversight Committee. Mr. Hawks’ annual retainer for his service as Chairman of the Board was increased during the fiscal year from $22,500 to $50,000 in recognition of the substantial time commitment required in fulfilling his responsibilities as Chairman. The increase was approved by the Compensation Committee effective October 1, 2025.
(2)	Amount includes a $50,000 cash retainer for Mr. Devanny’s service as a member of the Board, a $10,000 cash retainer for his service as a member of the Audit Committee, a $5,000 cash retainer for his service as a member of the Compensation Committee, a $15,000 cash retainer for his service as Co-Chair of the Healthcare Oversight Committee, a $5,000 cash retainer for his service as a member of the Healthcare Oversight Committee, and a $10,000 cash retainer for his service as a member of a special litigation committee of the Board formed in connection with certain potential litigation matters involving the Company (the “Special Litigation Committee”).

(3)	Amount includes a $50,000 cash retainer for Ms. Devine’s service as a member of the Board, a $10,000 cash retainer for her service as a member of the Audit Committee, a $12,500 cash retainer for her service as Chair of the Compensation Committee, a $5,000 cash retainer for her service as a member of the Compensation Committee, a $5,000 cash retainer for her service as a member of the Nominating and Corporate Governance Committee, a $5,000 cash retainer for her service as a member of the Healthcare Oversight Committee, a $10,000 cash retainer for her service as a member of the Special Litigation Committee, and a $17,500 cash retainer for her service as the Chair of the Special Litigation Committee.
(4)	Amount includes a $50,000 cash retainer for Dr. Patel’s service as a member of the Board, a $5,000 cash retainer for her service as a member of the Nominating and Corporate Governance Committee, a $15,000 cash retainer for her service as Co-Chair of the Healthcare Oversight Committee, a $5,000 cash retainer for her service as a member of the Healthcare Oversight Committee, a $10,000 cash retainer for her service as a member of the Special Litigation Committee. Amount also includes a $7,500 cash retainer for Dr. Patel’s service as Chair of the External Affairs Subcommittee and a $3,750 cash retainer for her service as a member of the External Affairs Subcommittee, each beginning October 1, 2025.
(5)	Amount includes an $50,000 cash retainer for Mr. Vukovic’s service as a member of the Board and a $5,000 cash retainer for his service as a member of the Healthcare Oversight Committee.
(6)	Amount includes a $50,000 cash retainer for Mr. Weldon’s service as a member of the Board, a $10,000 cash retainer for his service as a member of the Audit Committee, and a $17,500 cash retainer for his service as Chair of the Audit Committee.
(7)	Amount includes an $50,000 cash retainer for Mr. Wolfe’s service as a member of the Board and a $5,000 cash retainer for his service as a member of the Healthcare Oversight Committee.
(8)	Amounts reflect the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), of the 106,250 restricted stock units granted to the director on November 11, 2025. Our accounting policies regarding share-based compensation plans and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2026. As of June 30, 2026, each of Messrs. Vukovic and Wolfe had a total of 125,256 unvested restricted stock units outstanding, and each of Ms. Devine, Dr. Patel, and Messrs. Devanny, Hawks, and Weldon had a total of 106,250 unvested restricted stock units outstanding. As of June 30, 2026, Dr. Patel had a total of 23,596 options outstanding, and each of Mr. Devanny and Ms. Devine had a total of 25,000 options outstanding. Messrs. Hawks, Vukovic, Weldon, and Wolfe each had no outstanding options as of the end of the 2026 fiscal year.
Stock Ownership Guidelines for Non-Employee Directors

The Board has adopted stock ownership guidelines to further align the interests of our directors with that of our stockholders in creating long-term value for the Company. Under the guidelines, each of our non-employee directors is expected to own shares of our common stock having an aggregate value equal to at least five times the amount of the annual cash retainer paid to him or her for Board service (not including any additional retainers for service as Chairman of the Board or Chair of one of our standing committees). Mr. Danker, our Chief Executive Officer, is expected to hold shares of our common stock having an aggregate value equal to at least five times his annual base salary. While directors are not required to satisfy the ownership guidelines by a specific date, each non-employee director must retain 100% of all vested shares, net of taxes, received under any Company equity compensation plan until he or she has attained the required level of stock ownership. Once the Board has determined that a director has met the required level of stock ownership, declines in the market value of the shares held by the director following the Board’s determination will not change its determination. As of the Record Date, the Board has determined that all directors have attained the requisite level of stock ownership.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of June 30, 2026. The ages shown are current as of September 30, 2026.

Name	Age	Position(s)
Timothy R. Danker	53	Chief Executive Officer; Director
Sarah Anderson	48	Executive Vice President, Healthcare Pharmacy Services
Daniel A. Boulware	50	General Counsel and Corporate Secretary
Ryan M. Clement	45	Chief Financial Officer
Stephanie Fisher	49	Chief Accounting Officer
Robert Grant	42	President
William Grant III	51	Chief Operating Officer
Joshua B. Matthews	42	President, Insurance Distribution

Executive Officers

Please see “Corporate Governance—Directors” above for Mr. Danker’s biography.

Sarah Anderson has served as the Executive Vice President of Healthcare Pharmacy Services since July 2024. Ms. Anderson joined the Company in 2018 as the Senior Director of Marketing for the Senior division and has held a variety of senior marketing and operations positions, including Senior Vice President of Marketing Operations and Executive Vice President of Healthcare. From 2002–2018, Ms. Anderson worked for Sprint Corporation (now T-Mobile US) in multiple roles across finance, marketing, and operations. Ms. Anderson began her professional career at Enron Corporation in Houston, Texas after attending Trinity University in San Antonio.

Daniel A. Boulware has served as the Company’s General Counsel and Secretary since October 2019. Prior to joining the Company, Mr. Boulware was the Vice President and General Counsel for SS&C Health, the healthcare segment of SS&C Technologies Holdings, Inc., a public company providing technology to the financial services industry and pharmacy benefit management, medical claims processing, data analytics, and other technology to the healthcare industry. Mr. Boulware began his career in 2002 as an Associate at Polsinelli PC, where he was made Shareholder in 2012. Mr. Boulware earned his undergraduate degree, Juris Doctor and Master of Business Administration from the University of Kansas.

Ryan M. Clement has served as the Company’s Chief Financial Officer since February 2023. Mr. Clement joined the Company in January 2022 as the Senior Vice President of Financial Planning & Analysis and was appointed Interim Chief Financial Officer in June 2022. Before joining the Company, Mr. Clement was the Chief Financial Officer of Sifted, LLC (formerly VeriShip), a private SaaS-based software technology firm, from 2019 to 2022. From 2012 to 2016, Mr. Clement was Vice President of Finance at The Mutual Fund Store, where he was responsible for financial planning and analysis and played a central role in M&A. Following the sale of The Mutual Fund Store in 2016 to Financial Engines, Inc., a publicly-traded independent registered investment adviser, Mr. Clement served as Vice President of Distribution Strategy at Financial Engines and later oversaw its integration with Edelman Financial Services as Head of Integration following the entities’ merger in 2018. Mr. Clement holds an MBA and a dual B.S. in Real Estate and Finance & Banking from the University of Missouri.

Stephanie Fisher has served as the Company’s Chief Accounting Officer since August 2020. Prior to joining the Company, Ms. Fisher was the Chief Financial Officer of YRC Worldwide, Inc. (NASDAQ: YELL) (now Yellow Corporation), a North American less-than-truckload transportation company, where she led a strategic transformation of the company’s finance and operations functions. Before her appointment as Chief Financial Officer in 2017, Ms. Fisher spent over a decade in various senior-level accounting positions at YRC, including Vice President & Controller and Director of Financial Reporting. Ms. Fisher began her career in the Assurance practice of Ernst & Young LLP after earning her B.S. in Business Administration and Master of Accountancy from Kansas State University.

Robert Grant has served as the President of the Company since October 2021. Mr. Grant previously served as the President of the Company’s Senior Division from 2019 to 2021; the Company’s Chief Revenue Officer from 2017 to 2019; the Senior Vice President of Sales of the Company’s Life Division from 2016 to 2017; and as the Director of Sales and Operations for the Company’s Senior Division from 2013 to 2016. Mr. Grant received his undergraduate degree from the University of Kansas. Mr. Grant is the brother of William Grant III, the Company’s Chief Operating Officer.

William Grant III has served as the Company’s Chief Operating Officer since 2019. Mr. Grant previously served as the Company’s Chief Marketing Officer and President of the Company’s Senior Division from 2017 to 2019 and as the Senior Vice President of Marketing for the Company’s Senior Division from 2012 to 2017. Mr. Grant received his undergraduate degree from the University of Kansas. Mr. Grant is the brother of Robert Grant, the Company’s President.

Joshua B. Matthews has served as the President of Insurance Distribution since August 2026. Mr. Matthews first joined the Company in 2014 and has served in several executive positions within the Senior division, including President, Executive Vice President of Medicare Sales Operations, and Senior Vice President of Sales. Mr. Matthews received his undergraduate degree in Business Administration from Kansas State University and his Masters in Mathematics from Rockhurst University.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has engaged Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ended June 30, 2027, and we are asking you and other stockholders to ratify this appointment. Deloitte served as our independent registered public accounting firm during the fiscal year ended June 30, 2026.

Although ratification of the appointment of Deloitte is not required by our amended and restated bylaws or otherwise, our Board is submitting the appointment of Deloitte to stockholders for ratification as a matter of good corporate governance. A majority vote of the shares present in person or represented by proxy and entitled to vote is required in order to ratify the appointment of Deloitte. In the event that our stockholders do not ratify this appointment of Deloitte, our Audit Committee will reconsider whether to retain Deloitte. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its stockholders.

We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which our Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the Audit Committee also considers whether the categories of pre-approved services are consistent with SEC and Public Company Accounting Oversight Board (“PCAOB”) rules on accountant independence. The Audit Committee has pre-approved all services performed by the independent registered public accounting firm since the pre-approval policy was adopted prior to our IPO.

Audit Fees

The following table sets forth the fees billed or to be billed by Deloitte and its affiliates for professional services rendered with respect to the fiscal years ended June 30, 2026 and 2025. All services were approved by the Audit Committee.

Fee Category	2026 Fiscal Year	2025 Fiscal Year
Audit Fees (1)	$3,407,105	$3,485,353
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	1,895	—
Total Fees	$3,409,000	$3,485,353

(1)	Audit Fees consist of fees for professional services rendered for the audits of the annual consolidated financial statements and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include services provided in connection with the audit report on the effectiveness of internal control over financial reporting and other attest services; services related to filings with the SEC, including assistance with and review of documents filed with the SEC; and accounting research in support of the audit.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and are not reported under “Audit Fees.” These services include consultation concerning financial accounting and reporting standards and acquisitions.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

The Board recommends you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended June 30, 2027.

Audit Committee Report

The Audit Committee is a standing committee of the Board comprised solely of independent directors, as required under NYSE listing standards and applicable SEC rules and regulations. The Audit Committee operates under a written charter, which has been approved by our Board and is available in the Corporate Governance section of our website, www.selectquote.com. The Audit Committee’s composition and responsibilities and the qualifications of its members as reflected in its charter, are intended to comply with applicable corporate audit committee requirements. The Audit Committee reviews and assesses its performance and the adequacy of its charter on an annual basis.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate, and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. Management is responsible for the Company’s financial statements, including the estimates and judgments on which they are based, and the Company’s internal controls, accounting policies, and the financial reporting process. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board, in accordance with its charter. The independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with applicable PCAOB standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has:

1.reviewed and discussed the audited financial statements with management and Deloitte;
2.discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees), as supplemented or amended, and as adopted by the PCAOB;

3.received from Deloitte the written disclosures and the letter required by the applicable rules of the PCAOB; and
4.discussed Deloitte’s independence with Deloitte.

Based on the Audit Committee’s review and discussions with management and Deloitte, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2026 for filing with the SEC.

THE AUDIT COMMITTEE

Raymond F. Weldon, Chair
Earl H. Devanny III
Denise L. Devine

EXECUTIVE COMPENSATION

This section presents certain information regarding the compensation of our executive officers, including an overview of the compensation of our named executive officers as required under Item 402 of Regulation S-K. While we have elected to take advantage of certain scaled executive compensation disclosure requirements available to smaller reporting companies, we have also included certain additional information that may be relevant to an understanding of the compensation of our named executive officers for the 2026 fiscal year. Our named executive officers for the 2026 fiscal year were:

Name	Title
Timothy R. Danker	Chief Executive Officer
Robert Grant	President
William Grant III	Chief Operating Officer

Compensation Philosophy

We believe that the central purpose of our executive compensation program should be to aid the Company in creating sustained, long-term value for our stockholders by attracting and retaining qualified, high-performing executives to lead the pursuit of our corporate and business objectives. In support of this purpose, we strive to provide compensation packages that are market competitive, reward achievement of our business objectives, and align executive and stockholder interests through equity ownership in the Company.

Specifically, our executive compensation program is designed to:

•Attract, motivate, and retain critical, high-performing executives;

•Provide compensation to all executives that is informed by market competitive pay;

•Align executives’ incentives with both the short-term and long-term interest of our stockholders;

•Ensure a substantial portion of each executive’s total compensation is “at-risk” and dependent on the Company’s performance;

•Ensure actual payouts are reflective of our financial performance and align with strategic business goals that enhance stockholder value; and

•Consider aggregate pay levels in total for our named executive officers, with an emphasis on internal equity and consistency.

In support of these goals, our executive compensation program incorporates corporate governance best practices, including the following principles:

•A significant portion of the total compensation of our executive officers is provided in the form of performance-based incentives, tied to defined performance goals, with both short-term and long-term components, that are established and reviewed annually.

•Aggregate total compensation paid to our executives is competitive with market pay levels for similar positions.

•Our executive employment agreements do not provide for automatic salary increases or guaranteed incentive payments. The Compensation Committee reviews the terms of the employment agreements periodically to determine whether the terms of the agreements continue to further our goals.

•The Compensation Committee has full discretion to retain an outside compensation consultant to perform services that assist the committee in making its compensation decisions, and the committee assesses the independence of potential consultants before making retention decisions.

•The cash severance arrangements and accelerated vesting of equity provided to our executives are “double-trigger,” requiring a termination event following a change in control before any cash severance payments or accelerated vesting are triggered.

•We do not provide excise tax “gross-up” payments in the event of a change in control.

•The Compensation Committee considers, in making its compensation decisions, whether our compensation arrangements, or components of them, create risks that are reasonably likely to have a material adverse effect on the Company.

•Executive officers are subject to robust stock ownership requirements of 5x base salary for our Chief Executive Officer and 3x base salary for each other named executive officer.

•All employees and directors are prohibited from purchasing shares of our common stock on margin; short selling our common stock; pledging, whether directly or indirectly, shares of our common stock as collateral for a loan; and engaging in transactions designed to hedge our common stock, subject to certain exceptions. See “Corporate Governance – Anti-Hedging, Anti-Short Selling, and Anti-Pledging Policy” above.

While we believe the goals and principles underlying our compensation philosophy are critical to any successful executive compensation program and will continue to inform our process and decision-making regarding the compensation of our executives, we will continue to evaluate our compensation philosophy on an ongoing basis to ensure our compensation programs evolve according to market conditions and the goals of the Company.

Our Compensation Setting Process

Our compensation setting process is a collaborative effort among our Compensation Committee, management, and our outside compensation consultant. The Compensation Committee meets periodically throughout the year with our compensation consultant and certain members of Company management to review compensation related feedback from stockholders and proxy advisors, discuss regulatory updates and trends, identify compensation objectives based on key organizational priorities, and consider any other matters that may affect the Company’s executive compensation program for the upcoming year. Discussions regarding the design of the upcoming year’s compensation program take place throughout the second half of the fiscal year, with the final structure and components, including specific compensation amounts for executive officers, being approved at the end of the fiscal year or beginning of the subsequent fiscal year. The role of each of the participants in this process is outlined below.

Role of the Compensation Committee. Our Compensation Committee is responsible for the design, implementation, and approval of our executive compensation program. Specifically, the Compensation Committee is responsible for:

•Overseeing all aspects of our executive compensation programs, including annual base salary; annual incentive bonus (including the specific goals and amounts); equity compensation; employment agreements, severance arrangements, and change in control agreements/provisions; signing bonuses and payment of relocation costs; and any other forms of compensation and benefits for the chief executive officer and other executive officers of the Company;

•Reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers of the Company;

•Acting as administrator of the Company’s equity compensation plans pursuant to which the equity and annual cash incentive awards that form the majority of our executive compensation program are made;

•Approving the grant of restricted stock units, options to purchase the Company’s common stock, and other equity grants pursuant to the Company’s equity compensation plans, and amending such restricted stock units, options, and other equity grants as needed;

•Making recommendations to the Board regarding amendments to the equity compensation plans, and changes in the number of shares reserved for issuance thereunder;

•Evaluating, on a periodic basis, the competitiveness of the compensation of the chief executive officer and other executive officers of the Company;

•Reviewing market trends and changes in competitive compensation practices and, based on this assessment, adjusting our executive compensation program and recommending changes to the remuneration of members of our Board;

•Retaining any outside executive compensation advisors, including compensation consultants, legal counsel, accounting and other advisors, to assist in the creation of our compensation plans and arrangements and related policies and practices; and

•Evaluating the independence of any such compensation consultant in accordance with Item 407(e)(3)(iv) of Regulation S-K.

Role of the Compensation Consultant. The Compensation Committee is assisted in fulfilling certain of the above responsibilities by its independent compensation consultant. The Compensation Committee continued to engage Semler Brossy during the 2026 fiscal year to assess the competitiveness of our executive compensation programs and practices in order to assist the Compensation Committee in making compensation decisions for our named executive officers for the 2026 fiscal year. During the 2026 fiscal year, Semler Brossy provided the following services as requested by the Compensation Committee:

•Assisted in the development of the compensation peer group used to understand market competitive compensation practices;

•Reviewed and assessed our compensation practices and the cash and equity compensation levels of our non-employee directors and executive officers, including our named executive officers;

•Reviewed and assessed our current compensation programs to determine any changes that may need to be implemented to remain competitive with the market;

•Conducted an equity burn rate and overhang analysis;

•Reviewed and assessed our current severance and change in control benefits against peer practices;

•Advised on trends and regulatory developments relating to executive compensation;

•Collaborated on the risk assessment relating to incentive compensation;

•Provided input on the design of our incentive plans.

Role of Management. The Compensation Committee and its outside advisors also work closely with Mr. Danker, our Chief Executive Officer, to determine the compensation of our other named executive officers, each of whom reports directly to the Chief Executive Officer. Our Chief Executive Officer does not participate in our Compensation Committee’s deliberations or decisions about his own compensation.

Our Chief Executive Officer reviews the performance of the other named executive officers for the prior year and shares those evaluations with, and makes recommendations to, the Compensation Committee. These recommendations concern each pay element for each of our named executive officers, other than himself, based on the Company’s performance, market pay levels for comparable roles, the individual’s contribution to Company performance, and the individual’s performance against various goals and responsibilities.

The Compensation Committee considers our Chief Executive Officer’s recommendations and consults our independent advisors when making decisions on the compensation of the other named executive officers. In all cases, the final decisions on compensation of our named executive officers are determined on an aggregate basis and made by the Compensation Committee, subject to ratification by the Board. None of our named executive officers participates in the determination of the amounts or elements of his own compensation.

The Compensation Committee, in consultation with our independent advisors, determines and approves changes in the Chief Executive Officer’s compensation based on its review of his individual performance and our performance as a whole.

Summary Compensation Table

The information below sets forth the “total compensation” earned by our named executive officers for the fiscal years ended June 30, 2026 and 2025, respectively.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Timothy R. Danker	2026	$650,000	$750	$1,595,200	$636,589	$17,381	$2,899,920
Chief Executive Officer	2025	$556,973	$629	$2,212,143	$701,786	$15,996	$3,487,527
Robert Grant	2026	$500,000	$665	$1,528,734	$416,231	$15,318	$2,460,948
President	2025	$477,405	$629	$2,119,967	$451,148	$14,692	$3,063,841
William Grant III	2026	$455,000	$678	$1,329,334	$378,770	$12,927	$2,176,709
Chief Operating Officer	2025	$440,274	$640	$1,843,452	$424,314	$15,302	$2,723,982

(1)	Includes annual holiday bonus paid to all employees based solely on the length of their employment with the Company.
(2)
Represents the grant-date fair value, computed in accordance with FASB ASC Topic 718, of awards of time-based restricted stock units (RSUs) and price-vested restricted stock units (PVUs) made pursuant to the 2020 Plan. Our accounting policies regarding share-based compensation plans, and the assumptions used to compute the fair value of our equity awards, are set forth in Notes 1 and 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2026. The grant-date fair value of the PVU awards was calculated based on the probable achievement of the price hurdles in a Monte Carlo valuation. The grant-date fair value of the 2026 PVU awards assuming the highest level of performance conditions is achieved is $835,200 for Mr. Danker, $800,400 for Mr. Robert Grant, and $696,000 for Mr. William Grant III. The grant-date fair value of the 2025 PVU awards assuming the highest level of performance conditions is achieved are $1,537,382 for Mr. Danker, $1,473,322 for Mr. Robert Grant, and $1,281,151 for Mr. William Grant III.

(3)	Represents cash incentive compensation amounts earned by each of our named executive officers pursuant to our annual incentive plan. For information on how amounts were determined, see “—Narrative Disclosure to Summary Compensation Table.”
(4)
Amounts shown in this column include group term life insurance imputed interest, 401(k) Company match and profit sharing contributions, Company contributions to HSA plan, and, for Messrs. Danker and Robert Grant, spousal airfare for Company trips.

Narrative Disclosure to Summary Compensation Table

The compensation of our executive officers is driven by Company performance, with incentive compensation tied to financial performance and stockholder returns. Consistent with this approach, the majority of the target compensation of our named executive officers for the 2026 fiscal year was comprised of long-term equity incentives and a short-term cash incentive opportunity tied to the Company’s performance against certain financial metrics. These amounts, in addition to others included in the above table, are discussed below.

Base Salary

Base salaries, which are set annually by the Compensation Committee and approved by the Board, are provided to our named executive officers to compensate them in cash at a fixed amount for services provided on a day-to-day basis during the fiscal year. In determining base salary amounts for our named executive officers for the 2026 fiscal year, the Compensation Committee considered the scope of each executive’s responsibilities, market compensation data for their respective roles, internal pay equity, and individual and Company performance during the 2025 fiscal year. To better align Mr. Danker’s cash compensation with the peer group median, and in recognition of his leadership in achieving certain key strategic objectives during the 2025 fiscal year, the Compensation Committee approved a 16.7% increase to his base salary for the 2026 fiscal year. Mr. Robert Grant and Mr. William Grant III’s base salaries were increased by 4.7% and 3.3%, respectively. Base salaries for our named executive officers for the 2026 fiscal year are set forth in the “Salary” column of the Summary Compensation Table.

Annual Cash Incentive

Annual cash bonuses for our named executive officers and other executives are determined under our annual incentive plan. The annual incentive plan is an “at-risk” bonus compensation program designed to reinforce a performance-oriented culture that aligns individual performance with our financial and business objectives. The annual incentive plan provides guidelines for the calculation of annual non-equity, incentive-based compensation that is subject to the Compensation Committee’s oversight and modification.

The Compensation Committee sets target annual incentive amounts for our named executive officers as a percentage of base salary. The total annual incentive opportunity for each named executive officer is comprised of two separate components, one tied to Company performance for the fiscal year (the “company component”), and the other to the executive officer’s individual performance during the fiscal year (the “individual component”). For the 2026 fiscal year, the company component represented 75% of each named executive officer’s target annual incentive amount, with the remaining 25% represented by the individual component. Target amounts for each named executive officer for the 2026 fiscal year are set forth in the following table:

Named Executive Officer	Target Incentive Compensation ($)			Percentage of Base Salary (%)
	Company Component (75%)	Individual Component (25%)	Total (100%)
Timothy R. Danker	$487,500	$162,500	$650,000	100%
Robert Grant	$318,750	$106,250	$425,000	85%
William Grant III	$290,062	$96,688	$386,750	85%

Payouts for our named executive officers under each component were determined as follows:

Company component. Cash bonus amounts earned by our named executive officers under the company component were determined by measuring the Company’s fiscal year performance against certain predetermined performance metrics. These metrics are established by the Compensation Committee at the beginning of each fiscal year and are designed to align annual incentive bonuses with the Company’s key financial objectives for the upcoming year. For the 2026 fiscal year, performance was measured against revenue, Adjusted EBITDA, and operating cash flow targets for the Company on a consolidated basis. To underscore management’s focus on cash generation and operating efficiency, operating cash flow was weighted 45% of the total payout, while revenue and Adjusted EBITDA were weighted 25% and 30%, respectively.

Revenue and Adjusted EBITDA targets were set at levels exceeding actual results for the relevant metric during the previous fiscal year, and operating cash flow targets were set at stretch levels based on budgeted amounts for the 2026 fiscal year. In approving these targets at the beginning of the fiscal year, however, the Compensation Committee recognized that the metrics may be disproportionately impacted by certain external risks, including pharmacy reimbursement rates, and provided discretion to increase or decrease target amounts to reduce the impact of such external factors. While reviewing Company performance during the fiscal year, the Compensation Committee determined that certain mid-year developments relating to our contracts with certain pharmacy benefit managers fundamentally altered the reimbursement landscape relative to the assumptions used at the time of plan adoption and, in March 2026, exercised its discretion to decrease the targets to reduce the impact of such mid-year developments. In approving the adjusted targets, the Compensation Committee determined that the adjustments were consistent with the Committee’s intent at the time of the plan’s adoption and maintained plan rigor. The post-adjustment revenue, Adjusted EBITDA, and operating cash flow targets, and our performance against the targets, are set forth in the following table:

	Revenue			Adjusted EBITDA(2)			Operating Cash Flow
	Target	Actual	% of Target	Target	Actual	% of Target	Target	Actual	% of Target
Consolidated Results(1)	$1,714,259	$1,618,499	94%	$109,055	$109,132	100%	$26,700	$31,885	119%

(1)	Numbers shown in thousands. Amounts and percentages are rounded to the nearest whole number.
(2)	Adjusted EBITDA is a non-GAAP financial measure. For a discussion of management’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, Income before income tax expense (benefit), see Appendix A to this Proxy Statement.

In conjunction with the adjustments to the original targets, as discussed above, payouts for the operating cash flow metric were capped at target levels, reducing the maximum potential payout percentage under this metric from 200% to 100%. Payout levels were determined according to the following scale, with payouts increasing by 2.5% for every additional $1 million of operating cash flow achieved between the threshold and target amounts.

	Consolidated FY26 Operating Cash Flow Target ($)	Payout Percentage (%)
Below Threshold	< $6,700,000	0%
Threshold	$6,700,000	50%
Target/Maximum	$26,700,000	100%

Payout levels under revenue and Adjusted EBITDA were determined according to the following scale, with payouts increasing by 2% for every additional percentage of performance metric achieved between 70% and 110%, and by 5% for every additional percentage of performance metric achieved between 110% and 126%.

	Percentage of Performance Metric Achieved (%)	Payout Percentage (%)
Below Threshold	<70%	0%
Threshold	70%	40%
Target	100%	100%
Maximum	126%	200%

Individual component. Amounts awarded to our named executive officers pursuant to the individual component of our annual incentive plan are based on each executive’s individual achievements and contributions to the Company throughout the fiscal year. Payouts are determined as a percentage of the target individual component amount for each named executive officer. Percentages are determined by the Compensation Committee, in the case of our Chief Executive Officer, and by our Chief Executive Officer with the approval of the Compensation Committee in the case of our other named executive officers. The percentage of target amount awarded to each of our named executive officers for the 2026 fiscal year was determined based on achievement against certain individual performance objectives established at the beginning of the fiscal year.

Individual goals for the 2026 fiscal year for our non-CEO named executive officers were determined by our Chief Executive Officer and approved by the Compensation Committee in July 2025. Quantitative and qualitative goals were developed based on our key organizational priorities for the fiscal year, as identified by our Chief Executive Officer and reviewed by the Board, and allocated among our executives based on the nature of each executive’s role and the scope of their responsibilities. Our Chief Executive Officer’s individual performance for the 2026 fiscal year was evaluated in light of our overall performance against these key organizational priorities, in addition to certain other factors. Goals for our named executive officers for the 2026 fiscal year included, among others:

•Improving our cost of capital and enhancing operational flexibility by refinancing our credit facility;

•Increasing cash flow generation across all divisions;

•Continuing to deliver Senior division margins of at least 20% by driving continued focus on operational efficiency and customer retention;

•Growing Healthcare Services margins by reducing inventory costs, implementing workflow and productivity efficiencies, and increasing pre-production and production efficiency through the development and implementation of new technology systems;

•Driving member engagement in our healthcare services platform by improving adherence rates, increasing eligibility for our chronic care management program, and developing additional service offerings that help members improve health outcomes; and

•Leveraging AI and other emerging technologies to reduce marketing costs, streamline agent workflows, and drive overall operating efficiency.

Our Senior division continued to perform well in fiscal 2026, outperforming Adjusted EBITDA expectations and producing 26% margins amid continued pressures in the senior health insurance market. Despite certain events related to pharmacy reimbursement rates, our Healthcare Services division made significant strides in building a strong foundation for long term operating efficiency through the execution of new shipping and wholesale contracts, the launch of a new, custom-built internal pharmacy management system, and the implementation of workforce optimization initiatives. Through these accomplishments and others, the Healthcare Services division reduced variable costs year-over-year and exited the 2026 fiscal year with an Adjusted EBITDA run rate of nearly $50 million. The success both of these divisions, and our commitment to operating efficiency and responsible cost management, resulted in consolidated operating cash flow for the 2026 fiscal year of $32 million, a $40 million improvement over the 2025 fiscal year. Through the leadership of our executive team, we also entered into a new $415 million credit facility with Pathlight Capital and UMB Bank, enhancing our operational flexibility, reducing our cost of capital, and providing access to additional liquidity to support growth initiatives.

Based on these achievements, each of Messrs. Danker, Robert Grant, and William Grant III received 100% of the individual component of his annual incentive plan payout for the 2026 fiscal year.

2026 Fiscal Year Payouts. In accordance with the methodology described above, annual incentive plan payouts in the amounts shown in the table below were made to our named executive officers in August 2026, following our year-end earnings release. All dollar amounts and percentages are rounded to the nearest whole number.

Named Executive Officer	Company Performance (75%)		Individual Performance (25%)		Aggregate (100%)
	Payout ($)	Payout (% of Target Amount)	Payout ($)	Payout (% of Target Amount)	FY 2026 Annual Incentive Payout ($)	FY 2026 Annual Incentive Payout (% of Total Target Bonus)
Timothy R. Danker	$474,089	97%	$162,500	100%	$636,589	98%
Robert Grant	$309,981	97%	$106,250	100%	$416,231	98%
William Grant III	$282,082	97%	$96,668	100%	$378,770	98%

Equity Awards

Equity compensation makes up the largest portion of pay for our named executive officers. Annual long-term incentive awards are granted at the beginning of each fiscal year to align the interests of our named executive officers to the long-term interests of our stockholders and incentivize our named executive officers to maximize long-term shareholder value throughout the fiscal year. All equity awards are granted pursuant to the 2020 Plan.

Both the target dollar value of each named executive officer’s long-term equity incentive award and the form of equity grants awarded to named executive officers are determined by the Compensation Committee. In determining the target dollar value of the annual equity grants for our named executive officers, the Compensation Committee considers a variety of factors, including, without limitation, each executive’s role and responsibilities, unique skills, future potential with the Company, internal pay equity, and equity compensation amounts paid to executives by peer companies. The Compensation Committee seeks to remain market competitive when determining the size of a grant but does not target a specific percentile of the market.

The primary goal of our long-term equity incentive plan for the 2026 fiscal year was to drive retention while managing dilution in light of continued stock price pressure. The 2026 plan also sought to reinforce alignment with stockholder interests through a continued emphasis on stock price appreciation. Accordingly, participants in our 2026 equity incentive program, including our named executive officers, received annual equity awards in the form of restricted stock units (RSUs) and price-vested units (PVUs). To minimize dilution, no options were awarded for the 2026 fiscal year.

Our 2026 equity incentive plan was designed to provide one-half of the total target value of the grants awarded to each of our named executive officers in the form of performance-based awards, and one-half in the form of time-based awards. Thus, the total target value of each named executive officer’s annual grant was divided evenly between PVUs and RSUs. To minimize dilution, the number of RSUs and PVUs granted to each of our named executive officers was determined by dividing the target value of the award by a fixed conversion price of $2.50, compared to a grant date closing stock price of $1.74.

The primary purpose of the RSU awards granted to our named executive officers was to serve as a retention mechanism and to reward individual performance. To support retention while incentivizing the achievement of important short-term financial objectives and promoting the long-term stability of the Company, RSU grants made to our named executive officers were structured to vest in three equal installments on each of the first three anniversaries of the grant date, subject to the continued employment of the named executive officer on the vesting date.

The primary purpose of the PVU grants was to align the interests of our named executive officers with the interests of our stockholders by conditioning the receipt of shares on the appreciation of the value of our common stock. PVUs represent the right to receive shares of the Company’s common stock upon the achievement of certain predetermined stock price hurdles within the applicable performance period, subject to applicable vesting conditions. Specifically, the PVUs granted to our named executive officers, which are divided into tranches, are eligible to vest only upon the satisfaction of the following price hurdles:

Price Hurdle(1)	Portion of PVUs Eligible to Vest
$2.50	One-Third
$4.00	One-Third
$6.00	One-Third

(1)	Price hurdles are deemed satisfied when the average closing price of the Company’s common stock for any consecutive 60-day period within the 5-year performance period reaches the applicable amount.

The PVUs vest ratably in three annual installments commencing on the one-year anniversary of the grant date, subject to the named executive officer’s continued employment with the Company as of the vesting date.

Award Amounts. The target dollar value of each named executive officer’s annual equity incentive grant and the number of RSUs and PVUs awarded to each named executive officer, in addition to the actual grant date fair value of the awards, are shown in the following table:

Named Executive Officer	Target Dollar Value of FY26 Equity Grant	Number of Units		Actual Grant Date Fair Value of FY26 Equity Award(1)
		FY26 RSU Award	FY26 PVU Award
Timothy R. Danker	$2,400,000	480,000	480,000	$1,595,200
Robert Grant	$2,300,000	460,000	460,000	$1,528,734
William Grant III	$2,000,000	400,000	400,000	$1,329,334

(1)	As computed in accordance with FASB ASC Topic 718.

Other Forms of Compensation

In addition to the three primary elements of our executive compensation program identified above, our named executive officers also receive compensation from the Company in the following forms:

Retirement Plan and Other Employee Benefits. We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Each of our named executive officers is eligible to participate in the 401(k) plan on the same terms as other full-time employees and receive matching contributions from the Company equal to 50% of the first 6% of their individual contributions. Additionally, under the terms of the 401(k) plan, participating employees, including our named executive officers, are also eligible to receive a potential additional 1% profit sharing contribution from the Company based on the Company’s achievement of certain annual performance targets.

We provide a competitive benefits package to all full-time employees, which package includes health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms, or operation in favor of executive officers and are available to all full-time employees.

Post-Termination Pay. According to the terms of their respective employment agreements, which are discussed in further detail below, our named executive officers are also entitled to receive certain additional compensation from the Company in the event of their departure from the Company under certain circumstances. Such additional compensation may consist of lump sum cash severance payments, prorated cash bonuses, accelerated vesting of equity awards in the event of a change in control, and reimbursement of certain medical and dental costs. See “—Employment Agreements” below for additional information regarding post-termination amounts due to each named executive officer in the event of his departure from the Company.

Employment Agreements

Each of our named executive officers is party to an executive employment agreement with the Company. Each executive’s agreement provides for a three-year initial employment period, with automatic annual renewal for additional one-year periods unless either party provides notice of non-renewal at least 90 days before the expiration of the then-current term. Each employment agreement sets forth the applicable executive’s annual minimum base salary and annual bonus opportunity, as well as eligibility to participate in the Company’s employee benefit arrangements generally available to other senior executives of the Company.

Each executive officer is entitled to receive benefits under the agreements if (a) we terminate the executive’s employment without cause, or (b) the executive resigns for good reason. The term “cause” includes termination due to the executive’s willful refusal to perform the executive’s duties and responsibilities or comply with material policies and procedures; conviction of a crime other than a vehicular misdemeanor; fraud or other illegal conduct in the performance of the executive’s duties to the Company; and breach of any material term of the employment agreement. The term “good reason” includes termination due to a substantial diminution of duties, relocation beyond fifty (50) miles from the executive’s principal place of employment, material reduction in annual base salary or target bonus, and breach of any material term of the employment agreement by the Company.

In the event of the executive’s termination without cause or resignation for good reason, the executive is, subject to the execution and non-revocation of a release of claims, entitled to receive: (i) a prorated bonus for the fiscal year during which the termination occurs; (ii) a lump sum cash severance payment in an amount equal to the sum of the executive’s annual base salary and target annual bonus; and (iii) COBRA reimbursement for the excess of the monthly cost of premiums associated with medical and dental coverage over the monthly premiums for such coverage payable by a similarly situated active employee during the applicable severance period.

In the event an executive is terminated (i) within 90 days prior to a change in control (as defined in the executive’s employment agreement) or (ii) within two years following the date of a change in control, the lump sum cash severance payment payable to the executive under his employment agreement shall be determined by multiplying the sum of the executive’s annual base salary and target annual bonus by two (2), in the case of Mr. Danker, or by 1.5, in the case of Messrs. Robert Grant and William Grant III (such multiple, the “Severance Multiple”). Lump sum cash severance payments payable to executives in the event of a change in control pursuant to the terms of their respective employment agreements are “double-trigger,” meaning that any named executive officer who continues as an employee of the Company or any successor entity for more than two years following the date of a change in control is not entitled to receive any cash severance payment.

The employment agreements also contain various standard restrictive covenants, including those related to assignment of inventions, confidentiality of Company information, and non-competition and non-solicitation following the termination of the executive’s employment agreement. The non-competition and non-solicitation restrictions are generally effective for a period of two years following the date of termination, except that, in the event of a severance-qualifying termination of a named executive officer other than Mr. Danker during the two-year period following a change in control, the effective period will be reduced to 18 months, unless the Company elects to increase the amount of the lump sum cash severance payment due to the executive by increasing the Severance Multiple to two.

We do not provide, and have no obligation to provide, any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payments or benefits provided pursuant to a change of control or severance agreement, or otherwise payable to a named executive officer, would constitute “parachute payments” within the meaning of Section 280G of the Code (and could, therefore, be subject to the related excise tax), he or she would be entitled to receive from the Company either 1) full payment of such payments and benefits, or 2) such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding equity compensation awards held by our named executive officers as of June 30, 2026. Market values have been determined based on the closing price of our common stock on June 30, 2026, which was $0.84 per share.

		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested(4)	Market value of shares or units of stock that have not vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested
Timothy R. Danker	8/1/2020	88,731(1)		$17.89	8/1/2030
	8/1/2021	180,3841)		$17.80	8/1/2031
	8/1/2022							600,000	$504,000
	9/13/2023					300,001	$252,001	300,000	$252,000
	10/28/2024					340,789	$286,263	255,591	$214,696

	8/1/2025				480,000	$403,200	480,000	$403,200
Robert Grant	8/22/2018	4,448(2)	$1.88	8/22/2028
	5/20/2020	200,000(3)	$20.00	5/20/2030
	8/1/2020	118,308(1)	$17.89	8/1/2030
	8/1/2021	172,868(1)	$17.80	8/1/2031
	8/1/2022						574,999	$482,999
	9/13/2023				287,501	$241,501	287,500	$241,500
	10/28/2024				326,589	$274,335	244,941	$205,750
	8/1/2025				460,000	$386,400	460,000	$386,400
William Grant III	8/1/2020	118,308(1)	$17.89	8/1/2030
	8/1/2021	150,320(1)	$17.80	8/1/2031
	8/1/2022						499,999	$419,999
	9/13/2023				250,000	$210,000	250,000	$210,000
	10/28/2024				283,990	$238,552	212,993	$178,914
	8/1/2025				400,000	$336,000	400,000	$336,000

(1)	Represents non-qualified stock options awarded to the executive pursuant to the 2020 Plan that had vested but had not been exercised as of June 30, 2026.
(2)	Represents incentive stock options awarded to the executive pursuant to the 2003 Plan that had vested but had not been exercised as of June 30, 2026.
(3)	Represents non-qualified stock options awarded to the executive pursuant to the 2020 Plan in connection with our IPO that had vested but had not been exercised as of June 30, 2026.
(4)
Represents time-based restricted stock units and earned price-vested restricted stock units (PVUs) awarded to the executive pursuant to the 2020 Plan that had not vested as of June 30, 2026. The restricted stock units and PVUs vest ratably in three annual installments commencing on August 1 of the year immediately following the grant date, subject to the executive’s continued employment with the Company as of the applicable vesting date. The number of PVUs included in the amount shown represents the number of PVUs granted on the grant date for which the relevant price hurdle had been achieved, but that had not yet vested, as of June 30, 2026.

(5)	Represents unearned price-vested restricted stock units (PVUs) awarded to the executive pursuant to the 2020 Plan that had not vested as of June 30, 2026. The number of PVUs shown assumes the achievement of the underlying performance condition at target level, or that all applicable price hurdles are met. The PVUs are eligible for vesting in three ratable annual installments commencing on August 1 of the year immediately following the grant date, subject to the executive’s continued employment with the Company as of the applicable vesting date. The price hurdles for the PVUs granted on August 1, 2022 are $4.00, $7.50, $10.00, and $12.50. The price hurdles for the PVUs granted on September 13, 2023 are $2.50, $5.00, $7.50, and $10.00. The price hurdles for the PVUs granted on October 28, 2024 are $3.13, $6.00, and $9.00. The price hurdles for the PVUs granted on August 1, 2025 are $2.50, $4.00, and $6.00. For additional information related to the PVUs awarded to our named executive officers, see “—Narrative Disclosure to Summary Compensation Table – Equity Awards.”

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following table reports the compensation of our Principal Executive Officer (“PEO”) and the average compensation of our named executive officers (“NEOs”) other than the PEO as reported in the Summary Compensation Table for the past three fiscal years, as well as their “compensation actually paid” as calculated pursuant to recently adopted SEC rules and certain performance measures required by such rules.

Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (Loss) in Thousands(5)
2026	$2,899,920	$(920,990)	$2,318,829	$(1,104,068)	$43.13	$62,189
2025	$3,487,527	$2,988,658	$2,392,450	$2,075,886	$122.05	$47,580
2024	$3,017,136	$5,295,604	$2,296,500	$4,456,859	$141.54	$(34,125)

(1)	Our principal executive officer for both fiscal years reflected in this table was our Chief Executive Officer, Timothy R. Danker.
(2)	Represents the amount of “compensation actually paid” to Mr. Danker, calculated in accordance with Item 402(v) of Regulation S-K, for the fiscal year indicated. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to determine compensation actually paid:

					2026	2025	2024
		Reported Summary Compensation Table Total for PEO:			$2,899,920	$3,487,527	$3,017,136
		Deduct Reported Value of Equity Awards:			$(1,595,200)	$(2,212,143)	$(1,566,000)
		Equity Award Adjustments:			$(2,225,710)	$1,713,274	$3,844,468
		Compensation Actually Paid to PEO:			$(920,990)	$2,988,658	$5,295,604

	The “Equity Award Adjustments” shown in the above table were calculated as follows:

	Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
	2026	$712,896	$(2,495,957)	$—	$(442,649)	$—	$(2,225,710)
	2025	$1,736,794	$(937,425)	$—	$913,905	$—	$1,713,274
	2024	$3,140,500	$713,431	$—	$(9,463)	$—	$3,844,468

Assumptions: Represents the aggregate fair value as of the indicated fiscal year-end of outstanding and unvested equity awards granted during such fiscal year. PVU fair values are calculated using the stock price and a Monte Carlo simulation as of the measurement date. RSU fair values as of the measurement date are calculated using the stock price on the measurement date.

(3)	Our non-PEO named executive officers for the 2025 fiscal year were our Chief Financial Officer, Ryan M. Clement; our President, Robert Grant; our Chief Operating Officer, William T. Grant III; and our General Counsel and Secretary, Daniel A. Boulware. Our non-PEO named executive officers for the 2024 and 2026 fiscal years were Mr. Robert Grant and Mr. William Grant III.
(4)	Represents the average amount of “compensation actually paid” to our non-PEO named executive officers, calculated in accordance with Item 402(v) of Regulation S-K, for the fiscal year indicated. Amount shown for the 2025 fiscal year is calculated based on the annual compensation of each of Messrs. Clement, Robert Grant, William Grant III, and Boulware. Amounts shown for the 2024 and 2026 fiscal years are calculated based on the annual compensation of each of Messrs. Robert Grant and William Grant III. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to determine compensation actually paid:
					2026	2025	2024
		Average Reported Summary Compensation Table Total for non-PEO NEOs:			$2,318,829	$2,392,450	$2,296,500
		Deduct Average Reported Value of Equity Awards:			$(1,429,035)	$(1,463,239)	$(1,284,626)
		Average Equity Award Adjustments:			$(1,993,862)	$1,146,675	$3,444,985
		Average Compensation Actually Paid to non-PEO NEOs:			$(1,104,068)	$2,075,886	$4,456,859

	The “Equity Award Adjustments” shown in the above table were calculated as follows:

	Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
	2026	$638,636	$(2,235,959)	$—	$(396,539)	$—	$(1,993,862)
	2025	$1,148,816	$(551,454)	$—	$549,313	$—	$1,146,675
	2024	$2,813,365	$640,515	$—	$(8,895)	$—	$3,444,985

Assumptions: Represents the aggregate fair value as of the indicated fiscal year-end of outstanding and unvested equity awards granted during such fiscal year. PVU fair values are calculated using the stock price and a Monte Carlo simulation as of the measurement date. RSU fair values as of the measurement date are calculated using the stock price on the measurement date.

(5)	Represents net income (loss) as reported in our audited financial statements for the year indicated.

Relationship Between Compensation Actually Paid and Total Shareholder Return

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and average Compensation Actually Paid to our Non-PEO NEOs, and our cumulative total shareholder return over the three most recently completed fiscal years.

Relationship Between Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and average Compensation Actually Paid to our Non-PEO NEOs, and our net income during the three most recently completed fiscal years.

Compensation and Risk

Our Compensation Committee assesses and considers potential risks when it reviews and approves our compensation policies and practices for executive officers and employees. We designed our compensation programs to address potential risks while rewarding employees for achieving our financial objectives through appropriate business judgment and risk taking. Based upon its annual assessment for the 2026 fiscal year, the Compensation Committee believes our compensation programs are not excessive, do not create disproportionate incentives for employees, including our named executive officers, to take risks that could have a material adverse effect on us in the future, and are generally aligned with the practices of our peers.

Granting of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not grant equity awards in anticipation of the release of material nonpublic information, and do not time the public release of such information based on award grant dates. During the last completed fiscal year, we have not made awards to any named executive officer during the period beginning four business days before and ending one business day after the filing of a period report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Stock Ownership Guidelines for Named Executive Officers

Our named executive officers are also subject to stock ownership guidelines adopted by the Board to further align the interests of our executives with those of our stockholders. Pursuant to the guidelines, each of our named executive officers is required to own shares having an aggregate value equal to or greater than the multiple of his base salary shown in the following table:

Named Executive Officer	Multiple of Annual Base Salary
Timothy R. Danker Chief Executive Officer	5x
Robert Grant President	3x
William T. Grant III Chief Operating Officer	3x

While our named executive officers are not required to satisfy the ownership guidelines by a specific date, each named executive officer must retain 100% of all vested shares, net taxes, received under any Company equity compensation plan until he has attained the required level of stock ownership. Once the Board has determined that a named executive officer has met the required level of stock ownership, declines in the market value of the shares held by the executive following the Board’s determination will not change its determination. As of the Record Date, the Board has determined that all of our named executive officers are in compliance with our stock ownership guidelines.

Clawback Policy

In 2023, we adopted a policy (the “Clawback Policy”) regarding the recovery of incentive-based compensation determined to have been erroneously awarded to our executive officers. The Clawback Policy provides for the mandatory recoupment (subject to certain limited exceptions) of both equity and non-equity incentive compensation awarded to current and former executive officers on the basis of financial results reflected in financial statements later subject to an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement, including restatements that correct an error that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In accordance with SEC and NYSE rules, the recovery requirement applies to all officers regardless of whether an officer engaged in misconduct or otherwise caused or contributed to the circumstances underlying the accounting restatement. The Clawback Policy was filed with our Annual Report on Form 10-K for the fiscal year ended June 30, 2026 as Exhibit 97.1.

PROPOSAL THREE:
NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to submit to stockholders at least once every three years a proposal to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as disclosed in our annual proxy statement pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on how we compensate our named executive officers. At our 2021 annual meeting, our stockholders voted to approve the recommendation of our Board that an advisory vote on our executive compensation be held annually. Accordingly, our Board determined that such vote will be held every year until the next advisory vote on the frequency of future advisory votes on executive compensation. This vote is not intended to address any specific item of compensation or any specific named executive officer; rather, the vote is intended to address the compensation of our named executive officers as a group as described in this Proxy Statement.

The “say-on-pay” proposal presented to stockholders in connection with 2025 Annual Meeting, held on November 11, 2025, received strong support from our stockholders, with holders of nearly 96% of votes cast on the proposal voting to approve the compensation of our named executive officers for the 2025 fiscal year. The Compensation Committee considered these results, along with specific feedback from stockholders, including those who voted against our 2025 say-on-pay proposal, in designing our 2026 fiscal year executive compensation program. Our 2026 program retained the same compensation structure, continuing to emphasize “at-risk” compensation to further align the interests of our named executive officers with those of our stockholders. Our Board believes that our 2026 executive compensation program was effective in upholding our compensation philosophy and goals, rewarding our named executive officers for another year of strong operating performance while continuing to incentivize long-term value creation through long-term incentive awards linked to our stock price. For these reasons, the Board has concluded that the compensation of our named executive officers for the 2026 fiscal year should be approved by stockholders, and asks them to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the compensation tables and accompanying narrative discussion, is hereby APPROVED.”

The vote to approve our executive compensation program is advisory and non-binding on the Company; however, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by the Company’s stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers as described in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2026 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. All of our equity compensation plans have been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available(2)
Equity compensation plans approved by stockholders(1)	20,926,303	$12.16	1,959,269
Equity compensation plans not approved by stockholders	—	—	—

(1)	Includes our 2020 Omnibus Incentive Plan, our 2003 Stock Incentive Plan, and our 2020 Employee Stock Purchase Plan.
(2)	The total number of shares of our common stock reserved for issuance under the 2020 Plan is subject to an annual increase on the first day of each fiscal year beginning on or after July 1, 2021 equal to 3% of the total number of shares of our common stock outstanding as of the last day of the immediately preceding fiscal year.

PROPOSAL FOUR:
THE REVERSE STOCK SPLIT PROPOSAL

General

SelectQuote is asking stockholders to adopt and approve a proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Share Reduction. Our Board of Directors has unanimously approved and declared advisable the proposed amendment, and recommends that our stockholders adopt and approve the proposed amendment. The following description of the proposed amendment is a summary and is subject to the full text of the proposed amendment, which is attached to this proxy statement as Annex A.

If stockholders approve this proposal, the Board of Directors will cause the Certificate of Amendment to be filed with the Delaware Secretary of State and effect the Reverse Stock Split and the Authorized Share Reduction only if the Board of Directors determines that the Reverse Stock Split and the Authorized Share Reduction would be in the best interests of SelectQuote and its stockholders. The Reverse Stock Split and Authorized Share Reduction could become effective as soon as the business day immediately following the Annual Meeting. The Board of Directors also may determine in its discretion not to effect the Reverse Stock Split and the Authorized Share Reduction and not to file the Certificate of Amendment. SelectQuote will not effect the Reverse Stock Split without also effecting the Authorized Share Reduction, and vice versa. No further action on the part of stockholders will be required to either implement or abandon the Reverse Stock Split or the Authorized Share Reduction.

The proposed amendment, if effected, will effect a Reverse Stock Split of the outstanding shares of SelectQuote’s common stock at a reverse stock split ratio in the range of 1-for-10 to 1-for-20, as determined by our Board of Directors at a later date. As of the Record Date, [●] shares of our common stock were issued and outstanding. Based on such number of shares of our common stock issued and outstanding, immediately following the effectiveness of the Reverse Stock Split (and without giving any effect to the payment of cash in lieu of fractional shares), we will have, depending on the reverse stock split ratio selected by our Board of Directors, issued and outstanding shares of stock as illustrated in the table under the caption “—Effects of the Reverse Stock Split and the Authorized Share Reduction—Effect on Shares of Common Stock.” The proposed amendment will result in a reduction of the total number of shares of SelectQuote’s common stock that SelectQuote is authorized to issue by a corresponding ratio. See “—Effects of the Reverse Stock Split and the Authorized Share Reduction—Effect on Shares of Common Stock” for the number of shares of common stock authorized but not outstanding or reserved that will remain available for issuance immediately following the effectiveness of the Reverse Stock Split and the Authorized Share Reduction. All holders of SelectQuote’s common stock will be affected proportionately by the Reverse Stock Split and the Authorized Share Reduction.

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, any stockholder who would have been entitled to receive a fractional share as a result of the Reverse Stock Split will receive cash payments in lieu of such fractional shares. Each common stockholder will hold the same percentage of the outstanding common stock immediately following the Reverse Stock Split as that stockholder did immediately prior to the Reverse Stock Split, except to the extent that the Reverse Stock Split results in stockholders receiving cash in lieu of fractional shares. The par value of our common stock will continue to be $0.01 per share (see “—Effects of the Reverse Stock Split and the Authorized Share Reduction—Reduction in Stated Capital”).

Reasons for the Reverse Stock Split and the Authorized Share Reduction

Reverse Stock Split

Our Board of Directors has determined that it is in the best interests of SelectQuote and its stockholders to combine our shares of common stock within a range of 1-for-10 to 1-for-20, as determined by the Board of Directors at a later date, in order to reduce the number of shares of common stock outstanding. Our Board of Directors authorized the reverse split of our common stock with the primary intent of increasing the per share trading price of our common stock in order to meet the NYSE’s price criteria for continued listing on that exchange. Our common stock is publicly traded and listed on the NYSE under the symbol “SLQT.” Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in SelectQuote’s and our stockholders’ best interests.

On March 19, 2026, we were notified in writing by the NYSE that the average closing trading price of our common stock was below the criteria of the NYSE’s continued listing standards, as the average per share closing price of our common stock over a consecutive 30-trading-day period was less than $1.00. In the letter, the NYSE stated that we have a six-month cure period that started on March 19, 2026 to bring the price of our common stock and the 30-trading-day average closing price of our common stock above $1.00. In the letter, the NYSE further stated that in the event a $1.00 share price and a $1.00 average share price over the preceding 30 trading days are not attained at the expiration of the six-month cure period, the NYSE will commence suspension and delisting procedures.

The letter also noted, however, that if the Company determined that curing the price condition would necessitate action requiring stockholder approval, such as a reverse stock split, the Company would be permitted to seek such approval at the Annual Meeting. On August 21, 2026, we notified the NYSE of our intention to obtain stockholder approval at the Annual Meeting to pursue a reverse stock split in order to bring our share price and average share price back above $1.00, if necessary. If the reverse stock split proposal is approved, the price condition will be deemed cured if, following the implementation of the Reverse Stock Split, the Company’s stock price promptly exceeds $1.00 per share and remains at that level for at least the following 30 trading days. The NYSE has reserved the right to reevaluate its continued listing determinations relating to companies who are notified of non-compliance like SelectQuote with respect to the NYSE’s qualitative listing standards, including if our shares trade at sustained levels that are considered to be abnormally low.

In addition to bringing the per-share trading price of our common stock back above $1.00, we also believe that the Reverse Stock Split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current per share trading price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share trading price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the per share trading price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the per share trading price of our common stock will increase following the Reverse Stock Split or that the per share trading price of our common stock will not decrease in the future.

Authorized Share Reduction

As a matter of Delaware law, the implementation of the Reverse Stock Split does not require a reduction in the total number of authorized shares of our common stock. However, if stockholders adopt and approve the amendment to the Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Share Reduction and the Reverse Stock Split is implemented, the authorized number of shares of our common stock also would be reduced by a corresponding ratio.

Criteria to Be Used for Determining Whether to Implement the Reverse Stock Split

In determining whether to implement the Reverse Stock Split and which reverse stock split ratio to implement, if any, following receipt of stockholder approval of the amendment to our Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Share Reduction, the Board of Directors may consider, among other things, various factors, such as:

•the historical trading price and trading volume of our common stock;
•the NYSE Continued Listing Standards requirements;

•the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock in the short- and long-term; and

•prevailing general market and economic conditions.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split and the Authorized Share Reduction

We cannot assure you that the proposed Reverse Stock Split will increase our stock price.

We expect that the Reverse Stock Split will increase the per share trading price of our common stock. However, the effect of the Reverse Stock Split on the per share trading price of our common stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share trading price of our common stock after the Reverse Stock Split will not increase in the same proportion as the reduction in the number of our outstanding shares of common stock following the Reverse Stock Split, and the Reverse Stock Split may not result in a per share trading price that would attract investors who do not trade in lower priced stocks. In addition, although we believe the Reverse Stock Split may enhance the marketability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to investors. Even if we implement the Reverse Stock Split, the per share trading price of our common stock may decrease due to factors unrelated to the Reverse Stock Split, including our future performance. If the Reverse Stock Split is consummated and the per share trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs.

The liquidity of our common stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, the Reverse Stock Split may not achieve the desired results of increasing marketability of our common stock as described above.

Effective Time

The effective time of the Reverse Stock Split and the Authorized Share Reduction (the “Effective Time”), if approved by stockholders and implemented by SelectQuote, will be the date and time set forth in the Certificate of Amendment that is filed with the Delaware Secretary of State. It is expected that such filing will take place promptly following the Annual Meeting, assuming the stockholders approve the amendment. The Effective Time could occur as soon as the business day immediately following the Annual Meeting. However, the exact timing of the filing of the amendment will be determined by our Board of Directors based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders.

If, at any time prior to the filing of the Certificate of Amendment with the Delaware Secretary of State, notwithstanding stockholder approval, and without further action by the stockholders, the Board of Directors, in its sole discretion, determines that it is in SelectQuote’s best interests and the best interests of SelectQuote’s stockholders to delay the filing of the Certificate of Amendment or abandon the Reverse Stock Split and the Authorized Share Reduction, the Reverse Stock Split and the Authorized Share Reduction may be delayed or abandoned.

Fractional Shares

Stockholders will not receive fractional shares of common stock in connection with the Reverse Stock Split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-

prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our common stock. After the transfer agent’s completion of such sale, stockholders who would have been entitled to a fractional share will instead receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total proceeds of that sale net of any brokerage costs incurred by the transfer agent to sell such stock.

Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is made for their fractional share interest. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

If you believe that you may not hold sufficient shares of SelectQuote’s common stock at the Effective Time to receive at least one share in the Reverse Stock Split and you want to continue to hold SelectQuote’s common stock after the Reverse Stock Split, you may do so by either:

•purchasing a sufficient number of shares of SelectQuote’s common stock; or

•if you have shares of SelectQuote’s common stock in more than one account, consolidating your accounts;

in each case, so that you hold a number of shares of our common stock in your account prior to the Reverse Stock Split that would entitle you to receive at least one share of common stock in the Reverse Stock Split. Shares of our common stock held in registered form and shares of our common stock held in “street name” (that is, through a broker, bank or other holder of record) for the same stockholder will be considered held in separate accounts and will not be aggregated when effecting the Reverse Stock Split.

Effects of the Reverse Stock Split and the Authorized Share Reduction

General

After the effective date of the Reverse Stock Split and the Authorized Share Reduction, if implemented by the Board of Directors, each stockholder will own a reduced number of shares of common stock. The principal effect of the Reverse Stock Split and the Authorized Share Reduction will be to proportionately decrease the number of outstanding shares of our common stock based on the reverse stock split ratio selected by our Board of Directors.

Voting rights and other rights of the holders of our common stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares as described above. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 2% (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares) of the voting power of the outstanding shares of our common stock after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board of Directors believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

Effect on Shares of Common Stock

The following table contains approximate information, based on share information as of [●], 2026, relating to our outstanding common stock based on reverse stock split ratios within the proposed range and information regarding our authorized shares assuming that the proposal is approved and the Reverse Stock Split and the Authorized Share Reduction are implemented:

	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Not Outstanding or Reserved
Pre-Reverse Stock Split	700,000,000	[●]	[●]	[●]
Post-Reverse Stock Split (1:10)	70,000,000	[●]	[●]	[●]
Post-Reverse Stock Split (1:20)	35,000,000	[●]	[●]	[●]

After the effective date of the Reverse Stock Split that our Board of Directors elects to implement, our common stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our common stock.

Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the NYSE. Following the Reverse Stock Split, our common stock will continue to be listed on the NYSE under the symbol “SLQT,” although it will be considered a new listing with a new CUSIP number.

Effect on Par Value

The proposed amendments to our Certificate of Incorporation will not affect the par value of our common stock, which will remain at $0.01.

Reduction in Stated Capital

As a result of the Reverse Stock Split, upon the Effective Time, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the Reverse Stock Split, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged (subject to the minor adjustment in respect of the treatment of fractional shares).

Effect on SelectQuote’s Stock Plans

As of [●], 2026, we had approximately [●] shares subject to stock options and [●] shares subject to unvested restricted stock units (including performance-based units) outstanding under our stock incentive plans. Under our 2003 Stock Incentive Plan, as amended (the “2003 Plan”), 2020 Omnibus Incentive Plan (the “2020 Plan”) and 2020 Employee Stock Purchase Plan, as amended (together with the 2003 Plan and the 2020 Plan, the “Stock Plans”), the Compensation Committee has sole discretion to determine the appropriate adjustment to the awards granted and reserved for issuance under our Stock Plans in the event of a reverse stock split. Accordingly, if the Reverse Stock Split is effected, the number of shares available for issuance under the Stock Plans, as well as the number of shares subject to any outstanding award under the Stock Plans, and the exercise price, grant price or purchase price relating to any such award under the Stock Plans, are expected to be proportionately adjusted by the Compensation Committee to reflect the Reverse Stock Split. The Compensation Committee will also determine the treatment of fractional shares subject to stock options and other outstanding awards under the Stock Plans. In addition, pursuant to the authority provided under the Stock Plans, the Compensation Committee is expected to authorize the Company to effect any other changes necessary, desirable or appropriate to give effect to the Reverse Stock Split, including any applicable technical, conforming changes to our Stock Plans.

Specifically, it is expected that the number of shares subject to awards under the Stock Plans will be adjusted in each case to equal the product of the number of shares subject to the applicable award immediately prior to the Reverse Stock Split multiplied by the reverse stock split ratio (rounded to the nearest whole share (in the case of stock options, down to the nearest whole share)), that the exercise price of any stock option will be adjusted to equal the quotient of the per-share exercise price of such stock option immediately prior to the Reverse Stock Split divided by the reverse stock split ratio (rounded up to the nearest whole cent), and that the stock price goal of any price-vested restricted stock unit awards will be adjusted in each case to equal the product of the applicable price goal in effect immediately prior to the Reverse Stock Split multiplied by the reverse stock split ratio (rounded up to the nearest whole cent).

Effect on SelectQuote’s Warrants

We have issued warrants to purchase shares of our common stock. Under the terms of the warrant agreements, in the event of a Reverse Stock Split, as of the record date of the Reverse Stock Split, the warrant price shall be increased and the number of shares issuable on exercise of the warrants shall be decreased, in each case, in proportion to such decrease in outstanding shares of common stock, such that the aggregate warrant price payable for the total number of shares of common stock issuable on exercise of the warrant is equal to the aggregate warrant price that would have been payable for the total number of shares of common stock issuable on exercise of the warrant immediately prior to such adjustment.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Shares Held in Book-Entry and Through a Broker, Bank, or Other Holder of Record

If you hold registered shares of our common stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of our common stock in registered book-entry form or your cash payment in lieu of fractional shares, if applicable. If you are entitled to post-Reverse Stock Split shares of our common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the Effective Time indicating the number of shares of our common stock you hold. In addition, if you are entitled to a payment of cash in lieu of fractional shares, a check will be mailed to you at your registered address as soon as practicable after the Effective Time. By signing and cashing this check, you will warrant that you owned the shares of SelectQuote’s common stock for which you received a cash payment.

At the Effective Time, we intend to treat stockholders holding shares of our common stock in “street name” (that is, through a broker, bank or other holder of record) in the same manner as registered stockholders whose shares of our common stock are registered in their names. Brokers, banks or other holders of record will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our common stock in “street name”; however, these brokers, banks or other holders of record may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our common stock with a broker, bank or other holder of record, and you have any questions in this regard, we encourage you to contact your holder of record.

Shares Held in Certificated Form

If you hold any of your shares of our common stock in certificated form (the “Old Certificate(s)”), you will receive a transmittal letter from our transfer agent as soon as practicable after the Effective Time. The transmittal letter will be accompanied by instructions specifying how you can deliver your Old Certificate(s) so that you are in a position to freely trade your post-Reverse Stock Split shares of our common stock, which will be in a book-entry form, evidenced by a transaction statement that will be sent to your address of record as soon as practicable after your delivery of a letter of transmittal indicating the number of shares of our common stock you hold, together with any payment of cash in lieu of fractional shares to which you are entitled. Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the Effective Time to represent the number of full shares of our common stock resulting from the Reverse Stock Split.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

Vote Required

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is required to adopt and approve the amendment to our Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Share Reduction. Because adoption and approval of the amendment to our Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Share Reduction requires a majority of the outstanding shares, an abstention with respect to the reverse stock split proposal will have the same effect as a vote “Against” the proposal.

The SelectQuote Board of Directors recommends that you vote “FOR” the reverse stock split proposal.

No Appraisal Rights

Under the DGCL, our stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the reverse stock split described in this proposal, and we will not independently provide our stockholders with any such rights.

Interest of Certain Persons in Matters to Be Acted Upon

No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Stock Split or the Authorized Share Reduction that is not shared by all of our other stockholders.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to holders of our common stock that hold such stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below.

This discussion applies only to holders that are U.S. Holders (as defined below) and does not address all aspects of federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or a court would not sustain any such challenge. The following summary does not address any U.S. state or local or any foreign tax consequences, any estate, gift or other non-U.S. federal income tax consequences, or the Medicare tax on net investment income.

EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person.

The Reverse Stock Split is intended to be treated as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the Reverse Stock Split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share. Such capital gain or loss should generally be long-term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the Effective Time.

The Board of Directors recommends that you vote “FOR” the reverse stock split proposal.

PROPOSAL FIVE:
THE ADJOURNMENT PROPOSAL

General

SelectQuote is asking stockholders to approve, if necessary, adjournment of the Annual Meeting to solicit additional proxies in favor of the reverse stock split proposal. Any adjournment of the Annual Meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to the time that the proxies are used.

Vote Required

Under Delaware law, the affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to approve the adjournment proposal. Abstentions with respect the adjournment proposal will have the same effect as a vote “Against” the proposal.

The Board of Directors recommends that you vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information, as of September 14, 2026, regarding the ownership of our common stock by:

•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding common stock;

•each of our directors;

•each of our named executive officers; and

•all of our executive officers and directors as a group.

    In accordance with SEC rules, each listed stockholder’s beneficial ownership includes:

•all shares of our common stock the stockholder actually owns beneficially or of record;

•all shares of our common stock over which the stockholder has or shares voting or dispositive power (such as in the capacity as a general partner of an investment fund); and

•all shares of our common stock the stockholder has the right to acquire within 60 days of September 14, 2026 (such as restricted stock units that are scheduled to vest within 60 days of the aforementioned date.)

    Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

    Unless otherwise indicated, the address of all listed stockholders is: c/o SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage(1)
5% Stockholders
Entities associated with Brookside Equity Partners LLC	17,678,757(2)	9.9%
Directors and Executive Officers
Timothy R. Danker	3,253,918(3)	1.8%
Earl H. Devanny III	532,964(4)	*
Denise L. Devine	498,464(5)	*
Robert Grant	6,430,116(6)	3.6%
William Grant III	5,907,172(7)	3.3%
Donald L. Hawks	619,464(8)	*
Dr. Kavita K. Patel	493,060(9)	*
Srdjan Vukovic	115,752(10)	*
Raymond F. Weldon	1,303,782(11)	*
Christopher Wolfe	115,752(12)	*
All directors and executive officers as a group (15 persons)	20,852,123	11.6%
* Represents less than 1% of the total shares of common stock outstanding as of the measuring date.

(1)	Percentages are based on 179,261,801 total shares of common stock outstanding as of September 14, 2026.

(2)	Includes 8,877,872 shares of common stock held by BEP III LLC; 6,911,960 shares of common stock held by BEP III Co-Invest LLC; and 1,889,285 shares of common stock held by SQ Co-Investors LLC. Brookside Equity Partners LLC, the manager of each of these three entities, may be deemed to have sole voting and dispositive power with respect to all shares reported on this line. The address of each of these stockholders is 201 Tresser Boulevard, Suite 320, Stamford, Connecticut 06901.
(3)	Includes 2,975,405 shares of common stock held directly by Mr. Danker; 9,398 shares of common stock beneficially owned by Mr. Danker through his Mainstar Trust IRA; and 269,115 shares of common stock subject to options exercisable within 60 days of September 14, 2026.
(4)	Includes 363,214 shares of common stock held directly by Mr. Devanny; 38,500 shares of common stock beneficially owned through Devanny LLC, an investment entity in which Mr. Devanny holds a partial ownership position; 106,250 shares of common stock subject to stock awards vesting within 60 days of September 14, 2026; and 25,000 shares of common stock subject to options exercisable within 60 days of September 14, 2026. Mr. Devanny disclaims beneficial ownership of the shares held by Devanny LLC, except to the extent of his pecuniary interest therein.
(5)	Includes 367,214 shares of common stock held directly by Ms. Devine; 106,250 shares of common stock subject to stock awards vesting within 60 days of September 14, 2026; and 25,000 shares of common stock subject to options exercisable within 60 days of September 14, 2026.
(6)	Includes 3,300,023 shares of common stock held directly by Mr. Grant; 1,242,000 shares of common stock beneficially owned by Mr. Grant in his capacity as the trustee of the Robert Clay Grant Irrevocable Trust; a total of 303,101 shares of common stock beneficially owned by Mr. Grant in his capacity as the trustee of each of three irrevocable trusts for the benefit of his minor children; and 495,624 shares of common stock subject to options exercisable within 60 days of September 14, 2026. The number of shares reported on this line also includes 1,089,369 shares of common stock beneficially owned by Mr. Grant through Haakon Capital, LLC, an investment entity in which he and William Grant III, our Chief Operating Officer, each hold a one-third ownership position. The shares of common stock held by Haakon Capital, LLC, with respect to which Mr. Grant has both shared vesting and dispositive power, are also included in the beneficial ownership number reported in this table for Mr. William Grant III but were counted only once for purposes of computing the aggregate number of shares owned by our directors and officers as a group. Mr. Grant disclaims beneficial ownership of the shares held by Haakon Capital, LLC, except to the extent of his pecuniary interest therein.
(7)	Includes 3,388,494 shares of common stock held directly by Mr. Grant; 10,681 shares of common stock beneficially owned by Mr. Grant through his Mainstar Trust IRA; 1,150,000 shares of common stock beneficially owned by Mr. Grant in his capacity as trustee of the W. Thomas Grant III Irrevocable Trust; and 268,628 shares of common stock subject to options exercisable within 60 days of September 14, 2026. The number of shares reported on this line also includes 1,089,369 shares of common stock beneficially owned by Mr. Grant through Haakon Capital, LLC, an investment entity in which he and Robert Grant, the President of the Company, each hold a one-third ownership position. The shares of common stock held by Haakon Capital, LLC, with respect to which Mr. Grant has both shared voting and dispositive power, are also included in the beneficial ownership number reported in this table for Mr. Robert Grant but were counted only once for purposes of computing the aggregate number of shares owned by our directors and officers as a group. Mr. Grant disclaims beneficial ownership of the shares held by Haakon Capital LLC, except to the extent of his pecuniary interest therein.
(8)	Includes 513,214 shares of common stock held directly by Mr. Hawks and 106,250 shares of common stock subject to stock awards vesting within 60 days of September 14, 2026.
(9)	Includes 363,214 shares of common stock held directly by Dr. Patel; 106,250 shares of common stock subject to stock awards vesting within 60 days of September 14, 2026; and 23,596 shares of common stock subject to options exercisable within 60 days of September 14, 2026.
(10)	Includes 9,502 shares of common stock held directly by Mr. Vukovic and 106,250 shares of common stock subject to stock awards vesting within 60 days of September 14, 2026.
(11)	Includes 513,214 shares of common stock held directly by Mr. Weldon and his spouse, Lea Weldon; 684,318 shares of common stock held by Mr. Weldon in his capacity as a director of Park AQ Pension Management, Inc., the investment adviser to the Ampex Retirement Master Trust; and 106,250 shares of common stock subject to stock awards vesting within 60 days of September 14, 2026. Mr. Weldon disclaims beneficial ownership of the shares held by the Ampex Retirement Master Trust, with respect to which shares he has shared voting and dispositive power.
(12)	Includes 9,502 shares of common stock held directly by Mr. Wolfe and 106,250 shares of common stock subject to stock awards vesting within 60 days of September 14, 2026.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section contains information regarding transactions we have entered into with certain related parties. Specifically, unless otherwise indicated, this section describes transactions since July 1, 2024, other than compensation arrangements with our executive officers and non-employee directors, which are described above under “Executive Compensation” and “Corporate Governance—Non-Employee Director Compensation,” respectively, to which we were or will be a participant and in which:

1.The amounts involved exceeded or will exceed $120,000; and

2.Any of our directors, executive officers, or holders of more than 5% of our outstanding voting securities, or any member of the immediate family of, or person sharing a household with, the foregoing persons, had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into an indemnification agreement with each of our non-executive directors and executive officers. The indemnification agreements provide that the Company will indemnify directors and officers for all liabilities arising from their service to the Company, and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, to the fullest extent permitted under Delaware law.

Amended and Restated Series D Preferred Stock Investors’ Rights and Stockholders Agreement

In 2014, in connection with the sale of shares of our Series D preferred stock, we entered into the Series D Agreement with the Series D Holders (as defined in the Series D Agreement), which agreement grants the Series D Holders certain rights, including but not limited to certain preemptive rights, rights to put their shares of Series D preferred stock, director appointment rights, information rights, and registration rights. The Series D Agreement was amended and restated on November 4, 2019 to provide for, among other things, the classification of our Board and the right of the Series D Holders to appoint two directors to the Board upon the consummation of a qualified initial public offering. On April 17, 2020, the amended and restated Series D Agreement was further amended to extend the maturity date of the Series D Holders’ put rights from January 31, 2025 to March 30, 2025.

Other than certain information and registration rights, the rights of the Series D Holders pursuant to the Series D Agreement were terminated upon the consummation of our IPO in May 2020.

Senior Preferred Stock Purchase and Related Agreements

In February 2025, we entered into a Senior Preferred Stock Purchase Agreement with each of NL Monarch Holdings LLC (“Morgan Stanley”) and NL Monarch Holdings II LLC (“Bain” and, together with Morgan Stanley, the “Purchasers”), pursuant to which we issued and sold to each of the Purchasers (a) 175,000 shares of senior non-convertible preferred stock (the “Preferred Stock”) and (b) warrants to purchase up to an aggregate amount of 15,416,666.5 shares of our common stock (the “Warrants”), subject to customary anti-dilution adjustments. The Purchase Agreements place certain limitations on the Purchasers’ ability to transfer shares of the Preferred Stock and contain a standstill provision prohibiting the Purchasers from engaging in certain transactions and taking certain other actions involving the Company’s equity securities.

In addition to certain information rights identified therein, the Certificate of Designations with respect to the Preferred Stock also contains various preemptive rights requiring the Company to, subject to certain conditions, obtain the consent of the Purchasers before, among other things, making certain amendments to the Company’s Certificate of Incorporation; declaring or paying dividends; incurring additional indebtedness; entering into certain transactions with related parties and certain acquisitions, dispositions, or similar transactions; and making certain changes to the Company’s financing arrangements existing as of the issuance of the Preferred Stock. In addition, for so long as any shares of Preferred Stock remain outstanding, the Company will be required to obtain the consent in writing of Morgan Stanley and Bain prior to the Company or any subsidiary effecting a change of control, as defined in the Certificate of Designations, prior to February 28, 2031.

Pursuant to the terms of the Warrants, and subject to the conditions set forth therein, the holders of the Warrants are entitled to certain put rights and customary registration rights.

In connection with the sale and issuance of the Preferred Stock, we also entered into the Morgan Stanley Director Designation Agreement and the Bain Director Designation Agreement (each as defined above under “Corporate Governance – Directors” and, together, the “Director Designation Agreements”). The Director Designation Agreements provide that the Company will cause a nominee selected by each Purchaser to be nominated for election to the Board for so long as such Purchaser and its affiliates continue to beneficially own 40% of the Preferred Stock they beneficially owned as of the closing of the sale and issuance of the Preferred Stock. Pursuant to the Morgan Stanley Director Designation Agreement, Morgan Stanley is also entitled to designate one individual to serve as a non-voting observer to the Board.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors, and stockholders owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all such reports.

A Form 4 reporting Mr. Vukovic’s annual grant of restricted stock units on November 11, 2025 was unable to be timely filed due to technical difficulties related to the EDGAR Next transition. The transaction was later reported on a Form 4 filed with SEC on March 3, 2026. To our knowledge, based solely on our review of the copies of such reports furnished to the Company and written representations that no other reports were required, all other reports required to be filed by our directors, officers, and greater than 10% stockholders under Section 16(a) of the Exchange Act during the 2026 fiscal year were timely filed.

ANNUAL REPORT ON FORM 10-K

Our financial statements for the year ended June 30, 2026 are included in our 2026 Annual Report on Form 10-K, or Annual Report, which we will make available to stockholders at the same time as this Proxy Statement. Our 2026 Annual Report and this Proxy Statement are posted on our website at www.selectquote.com and are available through the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, SelectQuote, Inc., 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211.

DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR CONSIDERATION AT OUR 2027 ANNUAL MEETING

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices no later than [●], 2027. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act. Stockholder proposals should be addressed to:

SelectQuote, Inc.
Attention: Corporate Secretary
6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211
Our amended and restated bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the discretion of our Board, (ii) otherwise properly made at such annual meeting by or at the direction of our Board, or (iii) otherwise properly requested to be brought before such annual meeting by a stockholder of the Company who is entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2027 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices at 6800 West 115th Street, Suite 2511, Overland Park, Kansas 66211:

•not earlier than the close of business on July 12, 2027; and
•not later than the close of business on August 11, 2027.

In the event we hold the 2027 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Secretary not earlier than the close of business on the 120th day prior to the scheduled date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

A copy of our amended and restated bylaws is available via the SEC’s website at www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

* * *

Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

THE BOARD OF DIRECTORS

Overland Park, Kansas
[●], 2026

ANNEX A

CERTIFICATE OF AMENDMENT
TO THE
SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SELECTQUOTE, INC.

SELECTQUOTE, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation, each [●]1 shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued at the Effective Time and, in lieu thereof, the Corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, stockholders shall receive a cash payment (without interest or deduction) from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

SECOND: Upon the Effective Time, the first paragraph of Article IV of the Corporation’s Sixth Amended and Restated Certificate of Incorporation, relating to the capital structure of the Corporation, is hereby amended to read in its entirety as set forth below:

A. Authorized Capital Stock. The Corporation shall be authorized to issue [●] ([●])2 shares of capital stock, of which (i) [●] ([●])3 shares shall be shares of Common Stock, $0.01 par value per share (“Common Stock”) and (ii) Seventy Million (70,000,000) shares shall be shares of Preferred Stock, $0.01 par value per share.

THIRD: This Certificate of Amendment shall become effective as of [●], 2026 at [●] [a.m./p.m.].

FOURTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [●] day of [●], 2026.

1 To be based on a reverse stock split ratio of between 1:10 and 1:20, as determined by the Board of Directors.
2 To be equal to the sum of the number of shares of capital stock referred to in clauses (i) and (ii).
3 To be based on a reverse stock split ratio of between 1:10 and 1:20, as determined by the Board of Directors.

APPENDIX A
NON-GAAP FINANCIAL MEASURES

The Executive Compensation section of this Proxy Statement includes references to Adjusted EBITDA, which, when presented on a consolidated basis, is a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies. We define Adjusted EBITDA as net income plus interest expense, income taxes, depreciation and amortization, changes in fair value of warrant liabilities, transaction costs, and certain add-backs for non-cash or non-recurring expenses, including impairment charges, loss on extinguishment of debt, and restructuring and share-based compensation expenses.

We monitor and report Adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our operating performance, to establish budgets, and to develop operational goals for managing our business. In particular, we believe that excluding the impact of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core operating performance. We believe that this measure helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in its calculation. Accordingly, we believe that this measure provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

The most directly comparable GAAP financial measure for Adjusted EBITDA is net income. The following table sets forth a reconciliation of the differences between net income and Adjusted EBITDA.

(in thousands)	Year Ended June 30, 2026
Net income	$62,189
Share-based compensation expense	14,862
Transaction costs(1)	2,112
Depreciation and amortization	17,489
Impairment of equity-method investment(2)	1,000
Loss on extinguishment of debt	8,659
Change in fair value of warrants	(55,804)
Interest expense, net	44,527
Income tax expense	14,098
Adjusted EBITDA	109,132

(1)	Expenses consist primarily of financing transaction costs and non-restructuring severance expenses.
(2)	Represents the full write-off of a previous equity method investment.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 9, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SLQT2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 9, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T04035-P57220 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SELECTQUOTE, INC.

	For All	Withhold All	For All Except
1. To elect the Class I director nominees listed below for a term of three years:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Timothy R. Danker
02) Kavita K. Patel
03) Christopher Wolfe

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:

NOTE: The appointed proxy holders will vote in their discretion on any other business that may properly come before the Annual Meeting (including any adjournments, continuations and postponements thereof).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, Proxy Statement, and Form 10-K are available at www.proxyvote.com.

T04036-P57220

SELECTQUOTE, INC.
Annual Meeting of Stockholders
November 10, 2026 9:00 AM Central Time
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Ryan Clement, Chief Financial Officer, and Al Boulware, General Counsel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SELECTQUOTE, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Central Time on November 10, 2026, at www.virtualshareholdermeeting.com/SLQT2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side